Post-Qualification Offering Circular Amendment No. 1

File No. 024-11016

Explanatory Note

This Post-Qualification Offering Circular Amendment No. 1 (this “PQA No. 1”) amends the offering circular of CaliberCos Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), qualified and dated February 28, 2020 and as may be amended and supplemented from time to time (the “Offering Circular”).

The purpose of this PQA No. 1 is to amend, update and/or replace certain information contained in the Offering Circular, including adding disclosure regarding COVID-19, updating the financial statements of the Company and adding information from the Company’s Current Report on Form 1-U filed on April 23, 2020. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE INFORMATION IN THIS PRELIMINARY OFFERING CIRCULAR IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE OFFERING STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated: June 18, 2020

PRELIMINARY OFFERING CIRCULAR

Up to 12,500,000 Shares of CaliberCos Inc. Series B Preferred Stock convertible into 12,500,000 Shares of CaliberCos Inc. Class A Common Stock

Minimum Individual Investment: 500 Shares $2,000.00

CaliberCos Inc., a Delaware corporation (the “Company”, “Caliber”, “us” or “we”), is a leading vertically integrated regional private equity real estate sponsor providing a full suite of traditional real estate services. We own, operate, and invest in real estate both on our own and through our investment management platform. We are offering a minimum number of 250,000 shares of Series B Preferred Stock (the “Series B Preferred Stock”) and a maximum number of 12,500,000 shares of Series B Preferred Stock, convertible into our Class A Common Stock. The offering price of each share of Series B Preferred Stock is $4.00 (the “Offering Price”). The conversion of shares of Series B Preferred Stock into shares of Class A Common Stock is at no additional cost and therefore the Offering Price includes the conversion price. This offering circular qualifies both the shares of Series B Preferred Stock offered hereby and the shares of Class A Common Stock issuable upon conversion of such shares.

This offering is being conducted on a “best-efforts” basis. We intend to offer and sell our Series B Preferred Stock in this offering to accredited investors and non-accredited investors. We have engaged SI Securities, LLC to serve as our lead placement agent and managing broker-dealer to assist in the placement of our Series B Preferred Stock. We will pay SI Securities, LLC in accordance with the terms of an Issuer Agreement between the Company and SI Securities, LLC, a copy of which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. SI Securities, LLC may engage sales agents in connection with the offering to assist with the placement of our Series B Preferred Stock. The Company and its officers will not receive any commission or any other remuneration for any sales of Series B Preferred Stock. See “Plan of Distribution”.

The aggregate initial offering price of Series B Preferred Stock will not exceed $50,000,000 in any 12-month period. We expect to offer Series B Preferred Stock in this offering until the earlier of  (i) the date at which the maximum offering amount has been sold; (ii) February 28, 2021, the date that is 12 months from the date that this offering is qualified by the U.S. Securities and Exchange Commission (the “Commission) or (iii) the date at which the offering is earlier terminated by the Company in its sole discretion, which may occur at any time. The Company will undertake closings at least once a month on the first business day of each month once the minimum offering amount is sold. After each closing, funds tendered by investors will be made available by The Bryn Mawr Trust Company of Delaware (“Bryn Mawr”) to the Company. The Company has engaged Bryn Mawr as escrow agent to hold funds tendered by investors. In the event we have not sold the minimum amount of shares by the earlier of: (i) the date that is six months from the date that this offering is qualified by the Commission; or (ii) the date the offering has been terminated by the Company, any money tendered by potential investors will be promptly returned by Bryn Mawr.

The proceeds of this offering will be used primarily for general corporate purposes, including repayment of indebtedness and the cost of this offering. Approximately $7.8 million will be used to redeem shares of Class A Common Stock held by our executive management team and a significant beneficial owner on a pro rata basis. The per share price of the shares to be so redeemed is equal to the per share price of the shares of Series B Preferred Stock offered by means of this offering circular. Management believed the repurchase price represented the fair market value of the shares to be so redeemed. No shares shall be redeemed until an aggregate of $5.0 million of shares offered pursuant to this offering circular have been purchased and after an aggregate of $25.0 million of shares offered pursuant to this offering circular have been purchased, no additional shares of Class A Common Stock held by such persons. In connection therewith, an applicable number of shares of Class B Common Stock held by members of our executive management team will convert on a one-for-one basis into shares of Class A Common Stock to be so redeemed. See “Use of Proceeds”. For a description of the total amount each individual member of our executive management team and a significant beneficial owner will receive if the Company raises $25 million, see “Interest Of Management and Others in Certain Transactions — Repurchase and Redemption of Shares” in the Offering Circular

The Series B Preferred Stock has limited rights, preferences and privileges which are substantially unlike traditionally offered shares of preferred stock. For more information on the shares of Series B Preferred Stock being offered, see “Securities Being Offered — Series B Preferred Stock”.

Series B Preferred Stock may be purchased by accredited investors and non-accredited investors. This offering circular does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of Series B Preferred Stock in any states where such offer or solicitation would be unlawful, prior to registration or qualification under the laws of any such state.

	Price to Public	Underwriter discount and commissions(1)	Proceeds to Company(2)
Per Share	$4.00	$0.28	$3.72
Total Minimum	$1,000,000	$70,000	$930,000
Maximum Offering Amount	$50,000,000	$3,500,000	$46,500,000

(1) SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. With respect to any sales of Series B Preferred Stock made through the Online Platform. SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. Investors are able to make investments directly with the Company outside of the Online Platform; no such fee will be payable to SI Securities, LLC in connection with any such direct investments. See “Plan of Distribution” for details of compensation and transaction fees to be paid to SI Securities, LLC and sales agents that may be engaged by SI Securities, LLC.

(2) Aggregate offering expenses payable by us, excluding underwriting discount and commissions, are estimated to be approximately $2,700,000 if all shares offered are sold.

We are an “emerging growth company” under applicable Commission rules and will be subject to reduced public company reporting requirements. This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This offering is inherently risky. See “Risk Factors” on page 8 in the Offering Circular.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Incorporation by Reference of Offering Circular

The Offering Circular, including this PQA No. 1, is part of an Offering Statement (File No. 024-11016) that we filed with the Securities and Exchange Commission. We hereby incorporate by reference into this PQA No.1 all information contained in the Offering Circular to the extent permitted pursuant to General Instruction III(a)(2) of Form 1-A. Information incorporated by reference to the Offering Circular is further amended, updated and/or replaced as set forth below under “Amended and Updated Information”. Note that any statement that we make in this PQA No. 1 (or have made in the Offering Circular) may be further modified or superseded by us in a subsequent offering circular supplement or post-qualification amendment.

Amended and Updated Information

The following sections of the Offering Circular are amended as set forth below.

Summary – Recent Update

The following disclosure is added on page 3 of the Offering Circular under the Section entitled “Summary – Recent Update”:

1

Disclosures with respect to COVID-19

Recently, there is an ongoing outbreak of a novel strain of coronavirus (“COVID-19”) first identified in China which has since spread globally. In March 2020, the World Health Organization declared COVID-19 a pandemic which has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities for the past few months domestically and abroad. Given the rapidly expanding nature of the COVID-19 pandemic, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected, especially for our hospitality related investments where we are already starting to experience significant declines in occupancy and reductions in reservations. It is unclear whether the effects of COVID-19 will have a lasting and prolonged effect on asset values in the long term. The extent and pervasiveness of the impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

2

The reduction in travel has adversely affected the hospitality industry on a global basis. Due to the uncertainties associated with the COVID-19 pandemic and the indeterminate length of time it will affect the hospitality industry, we have taken certain proactive measures to address liquidity, capital preservation and cost mitigation:

•	All of our hotels currently remain open, despite the current low occupancy caused by the COVID-19 disruption. In response to the effects of COVID-19 on our business, we have reduced operating costs (including reducing food and beverage operations in accordance with government regulations and furloughing any non-essential employees) and are expected to continue to remain open so long as incremental savings are achieved as compared to the cost of closure of one or more properties.

•	We have been proactively pursuing alternative uses and sources of revenue from our hotel properties such as providing housing for first responders and healthcare workers through our Operation Sleep Safe initiative and providing special government rates for essential workers.

•	We have significantly reduced staffing levels at our hotels to further preserve cash.

•	We have maintained essential management and sales staffing to allow our hotels to capture new business when the hotel market begins to correct.

•	We are acting as an early adopter, to the extent our hotels are brand-franchised, of brand led cleaning and wellness initiatives to re-assure guests of the Company’s commitment to safe travel.

Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends Affecting Our Business

The Section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Trends Affecting Our Business” located on pages 34 and 35 of the Offering Circular is amended to read in full as follows:

The novel strain of coronavirus, COVID-19, is believed to have been first identified in China in late 2019 and has spread globally. The rapid spread has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders and shutdowns. These measures may continue to impact all or portions of our workforce, operations, investors, suppliers and customers. We have taken steps to manage the effect of the pandemic on our corporate business and on the assets we manage which has included: (i) suspending any unnecessary capital improvements, unless for fire, life and safety; (ii) reducing food and beverage operations in accordance with government regulations; (iii) furloughing any non-essential employees; (iv) participating in the Paycheck Protection Plan program and other Small Business Administration and other governmental relief programs; and (v) having constant communications with lenders to receive additional facilities, convert current reserves into operational reserves and suspend the minimum debt service coverage ratio requirement for a 12 month period.

3

In recent weeks, the COVID-19 pandemic has also significantly increased economic uncertainty and has led to disruption and volatility in the global capital markets, which could increase the cost of and accessibility to capital. Given that the COVID-19 pandemic has caused a significant economic slowdown it appears increasingly likely that it could cause a global recession, which could be of an unknown duration. While the majority of our operations reside primarily in Arizona and the greater southwest region which has experienced a slower growth in the number of confirmed cases and deaths associated with COVID-19 as compared with more dense populations in the northeastern United States, a global recession would have a significant impact on our ongoing operations and cash flows. There has been a recent spike in the number of reported COVID-19 cases in the state of Arizona where a substantial portion of the Company’s business and operations is located. The Company is unable to currently quantify the economic effect, if any, of this increase on the Company’s results of operations.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act is an approximately $2 trillion emergency economic stimulus package in response to the COVID-19 pandemic, which among other things contains numerous income tax provisions. Some of these tax provisions are expected to be effective retroactively for years ending before the date of enactment. Through May 2020, we were successful at obtaining a Paycheck Protection Program (“PPP”) loan, through the CARES Act, for our real estate services division and each one of our individual hotel entities. The amounts of the PPP loans received total approximately $5.1 million.

According to the PPP terms the loans may be forgiven if the PPP loan proceeds are used for permitted expenses, as outlined in the CARES Act, including 60% of the PPP loan proceeds being used for payroll related costs. The amount that may be forgiven will be calculated in part with reference to the Company's full-time headcount during either an 8 or 24 week period following the funding of the PPP loan. The portion of the PPP loan not used within the allotted time will be subject to an interest rate of 1% per annum and will require monthly principal and interest payments.

The ultimate magnitude of COVID-19, including the extent of its impact on our financial and operational results, cannot be reasonably estimated at this time; however, the Company has experienced significant declines in occupancy and reservations. The overall impact, will depend on the length of time that the pandemic continues, its effect on demand drivers for our investments, the extent to which it affects our ability to raise capital into our investment products, and the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing.

In December 2017, the President signed the Tax Cuts and Jobs Act (“TCJA”), providing a significant overhaul to the U.S. federal tax code. We expect the TCJA to be a net positive impact to the U.S. economy. In particular, Congress established the Qualified Opportunity Zone program (the “QOZ Program”), which provides preferential tax treatment to taxpayers who invest eligible capital gains into qualified opportunity funds (“QOFs”). The Caliber Tax Advantaged Opportunity Zone Fund, LP is a QOF that has invested its capital into qualified opportunity zones (“QOZs”) and will continue to take advantage of this program. IRS and Treasury regulations are forthcoming, and we will continue to monitor and evaluate the interpretations as they are issued.

Our success at raising new capital into our funds is impacted by the extent to which new investors see alternative assets as a viable option for capital appreciation and/or income generation. The stock market remained volatile and unpredictable throughout 2019 and 2018 as evidenced by the Chicago Board of Exchange (Cboe) Volatility Index that reported variances in average market highs and lows between 55% and 75% during the years ended December 31, 2019 and 2018. As the markets continue to demonstrate unpredictable trends, we believe the increasing appetite for stable real assets will be a continuing trend. Since our inception we have continued to successfully raise capital into our funds with our total capital raised through December 31, 2019 exceeding $375 million.

Since our ability to raise new capital into our funds is dependent upon the availability and willingness of investors to direct their investment dollars into our products, our financial performance is sensitive in part to changes in overall economic conditions that affect investment behaviors. For example, the potential adverse effects of COVID-19 have resulted in an immediate and sharp slowdown in the U.S. economy which has created uncertainty as to the economic outlook. These factors could reduce the availability of investment dollars being allocated to alternative investments.

While we have had historical successes, there can be no assurance that fundraises for our new and existing funds will experience similar success. Our business depends in large part on our ability to raise capital from investors. If we were unable to raise such capital, we would be unable to collect management fees or deploy such capital into investments, which would materially reduce our revenues and cash flow and adversely affect our financial condition.

4

We remain confident about our ability to find, identify, and source new investment opportunities that meet the requirements and return profile of our investment funds despite headwinds associated with increased asset valuations, competition and increased overall cost of credit. We continue to identify strategic acquisitions on off-market terms and anticipate that this trend will continue as we begin to branch outside of Arizona. We are at a point in our deal cycle where some of our funds have begun to exit significant parts of their portfolios while other are approaching a potential harvesting phase. We have complemented these cycles with other newer funds that will maintain management fees while providing continued sources of activity for our construction and development segment.

COVID-19 has caused public health officials to recommend precautions to mitigate the spread of the virus, that has caused us to recently shut down access to our corporate office and enact remote work arrangements for all our employees. Construction activities continue to be considered essential services under updated CDC guidelines; however, there is significant uncertainty surrounding the ultimate duration of these closures and whether government authorities will increase precautions by reducing activities that are considered essential. The impact of these temporary closures on our ability to generate and earn management fees remains uncertain and we may be limited in our ability to continue to complete our construction and development contracts during this period.

Acquiring new assets includes being able to negotiate favorable loans on both a short and long-term basis. We forecast and project our returns using assumptions about, among other things, the types of loans that we can expect the market to extend for a particular type of asset. This becomes more complex when the asset also requires construction financing. We may also need to refinance existing loans that are due to mature. Factors that affect these arrangements include the interest rate and economic environment, the estimated fair value of the real property, and the profitability of the asset’s historical operations. It is uncertain at this time what effect the COVID-19 pandemic will have on our ability to obtain favorable financing on our new and existing assets. For example, the potential adverse effects of COVID-19 across the U.S. market may be underestimated. The actual effects are dependent on many factors that may be beyond the control of the authorities in the United States. The potential adverse effects of any of these factors would likely result in greater economic uncertainty which would affect the credit and capital markets and might impact our access to capital resources at an affordable cost to meet our needs. These capital market conditions may affect the renewal or replacement of our credit agreements, some of which have maturity dates occurring within the next 12 months. The Company’s liquidity may be negatively impacted if leisure and business travel do not resume normal activities and the Company may be required to pursue additional sources of financing to meet its financial obligations. Obtaining such financing is not guaranteed and is largely dependent on market conditions and other factors.

The demand from investors is dependent upon the type of asset, the type of return it will generate (current cash flow, long term capital gains, or both) and the actual return earned by our Fund investors relative to other comparable or substitute products. General economic factors and conditions, including the general interest rate environment and unemployment rates, may affect an investor’s ability and desire to invest in real estate. For example, a significant interest rate increase could cause a projected rate of return to be insufficient after considering other risk exposures. Additionally, if weakness in the economy emerges and actual or expected default rates increase, investors in our Funds may delay or reduce their investments. However, we believe our approach to investing and the capabilities that Caliber manages throughout the deal cycle will continue to offer an attractive value proposition to investors.

COVID-19 is beginning to show downward pressure on the performance of our investment assets, most notably in hospitality and to a lesser extent multi-family. Future restrictions on leisure and business travel, the financial health of our tenants and their ability to pay rent, port closures and increased border controls or closures, could continue to limit the ability of our assets under management to generate positive cash flows and have a material adverse effect on our financial condition, cash flows and results of operations. There is no certainty that measures taken by government authorities will be sufficient to mitigate the risks posed by the virus, and our ability to perform critical functions could be harmed. In the near term, we anticipate that this will impact our ability to earn and collect carried interest on our respective asset’s operating cash flows; however, it is uncertain whether or not the impact of COVID-19 will have a prolonged or permanent impact on longer term asset valuations.

Securities Being Offered

Securities Being Offered – General

The information set forth in the Company’s Current Report on Form 1-U filed on April 23, 2020 is added on page 74 of the Offering Circular under the Section entitled “Securities Being Offered – General”.

Securities Being Offered – Series A Preferred Stock – Conversion

The information set forth in “Securities Being Offered – Series A Preferred Stock – Conversion” is hereby amended and restated in its entirety to read as follows:

Conversion. The holders of each share of Series A Stock have the right, at any time to convert each share of Series A Stock into one and one-quarter shares of Class A Common Stock. The Series A Stock shall be automatically converted into Class A Common Stock (one share of Series A Stock converting into one and one-quarter shares of Class A Common Stock) upon the determination by the Board of Directors of the Corporation that the value of the Class A Common Stock of the Corporation on a fully converted basis is at least $100 million, which determination must be supported by a valuation conducted by an independent audit firm. The conversion rate of the Series A Stock will be adjusted for stock dividends, stock splits and similar issuances.

Securities Being Offered – Series A Preferred Stock – Redemption

The information set forth in “Securities Being Offered – Series A Preferred Stock – Redemption” is hereby deleted in its entirety.

5

Financial Statements

The following consolidated financial statements for the periods ended December 31, 2019 and December 31, 2018 and the notes thereto (the “Financial Statements”) are hereby added to the Offering Statement of which the Offering Circular is a part, starting on page F-1. The Financial Statements supersede the consolidated financial statements for the periods ended June 30, 2019, December 31, 2018 and December 31, 2017.

6

CaliberCos Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2019 AND 2018

7

CaliberCos Inc. and Subsidiaries

8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

CaliberCos Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CaliberCos Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2016.

New York, NY

June 18, 2020

F-1

CaliberCos Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Real estate investments
Land	$19,867,648	$25,580,075
Buildings and building improvements	124,352,043	110,400,125
Furniture, fixtures, and equipment	26,502,429	23,745,343
Real estate assets under construction	1,179,597	1,154,966
Total real estate investments, at cost	171,901,717	160,880,509
Accumulated depreciation	(27,351,048)	(17,972,715)
Total real estate investments, net	144,550,669	142,907,794
Real estate assets held for sale	-	11,062,577
Cash	11,832,000	5,954,795
Restricted cash	4,858,858	4,873,295
Accounts receivable, net	2,998,771	1,311,404
Other receivables	86,454	88,542
Notes receivable – related parties	2,027,978	127,978
Due from related parties	5,147,866	2,357,796
Prepaid and other assets	4,382,604	3,450,616
Total Assets	$175,885,200	$172,134,797

The accompanying notes are an integral part of these consolidated financial statements

F-2

CaliberCos Inc. and Subsidiaries

Consolidated Balance Sheets (Continued)

	December 31,
	2019	2018

Liabilities, Mezzanine Equity, and Stockholders’ Equity
Notes payable (net of deferred financing costs of $1,663,824 and $2,814,976 as of December 31, 2019 and 2018, respectively)	$120,205,242	$122,741,088
Notes payable – related parties	11,096,551	10,643,723
Accounts payable	2,426,851	1,890,981
Accrued interest	1,151,400	1,308,828
Accrued share-based payments	1,381,526	1,381,526
Buyback obligation	13,310,580	13,577,152
Accrued expenses	3,489,100	3,996,216
Due to related parties	1,308,991	2,261,919
Advance key money, net	1,125,000	1,200,000
Above market ground lease, net	3,762,257	3,887,665
Other liabilities	2,598,302	1,782,680
Total Liabilities	161,855,800	164,671,778

Commitments and Contingencies

Mezzanine equity – Series A convertible, mandatorily redeemable preferred stock, $0.001 par value; 2,564,103 shares authorized and 1,657,396 issued and outstanding as of December 31, 2019 and 2018, respectively	3,841,934	3,841,934

Stockholders’ Equity
Common stock, $0.001 par value; 90,000,000 shares authorized, 27,974,212 and 27,956,212 shares issued and outstanding, respectively, as of December 31, 2018	-	27,974
Common stock Class A, $0.001 par value; 100,000,000 shares authorized, 15,610,097 and 15,492,597 shares issued and outstanding, respectively, as of December 31, 2019	15,610	-
Common stock Class B, $0.001 par value; 15,000,000 shares authorized, 12,474,692 shares issued and outstanding as of December 31, 2019	12,475	-
Paid-in capital	14,860,312	14,172,135
Less treasury stock, at cost, 117,500 and 18,000 shares repurchased and 6,122,346 and 6,221,846 forward repurchase shares as of December 31, 2019 and 2018, respectively	(13,625,752)	(13,625,752)
Accumulated deficit	(19,089,968)	(24,665,638)
Stockholders’ deficit attributable to CaliberCos Inc.	(17,827,323)	(24,091,281)
Stockholders’ equity attributable to noncontrolling interests	28,014,789	27,712,366
Total Stockholders’ Equity	10,187,466	3,621,085
Total Liabilities, Mezzanine Equity, and
Stockholders’ Equity	$175,885,200	$172,134,797

The accompanying notes are an integral part of these consolidated financial statements

F-3

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
	2019	2018
Revenues
Hospitality	$56,775,141	$49,341,339
Construction and development	5,716,471	4,630,343
Real estate sales	2,218,890	6,289,200
Rental income	6,192,808	4,968,010
Fund management	6,007,298	4,666,853
Property management	47,177	325,113
Brokerage	848,988	303,975
Other	61,095	147,307
Total revenues	77,867,868	70,672,140

Expenses
Cost of sales - hospitality	20,693,992	18,921,957
Cost of sales - construction and development	3,667,585	4,356,164
Cost of sales - real estate	1,398,391	5,327,572
Cost of sales - brokerage	558,350	106,572
Operating costs	21,538,094	19,626,511
General and administrative	5,754,904	5,508,173
Marketing and advertising	4,664,600	4,356,915
Franchise fees	4,145,715	3,563,149
Management fees	1,980,372	1,952,714
Depreciation	8,365,932	7,034,166
Impairment	-	839,250
Total expenses	72,767,935	71,593,143

Gain on the disposition of real estate	(10,443,876)	-
Other (income) expenses, net	(1,124,717)	306,530
Interest income	(27,234)	(41,650)
Interest expense	10,751,917	11,887,742
Net Income (Loss) Before Income Taxes	5,943,843	(13,073,625)
Provision for (benefit from) income taxes	-	-
Net Income (Loss)	5,943,843	(13,073,625)
Net loss attributable to noncontrolling interests	523,647	10,080,924
Net Income (Loss) Attributable to CaliberCos Inc.	$6,467,490	$(2,992,701)

Basic net income (loss) attributable to common stockholders	$0.22	$(0.13)
Diluted net income (loss) attributable to common stockholders	$0.18	$(0.13)
Weighted-average common shares outstanding:
Basic	28,031,275	27,405,332
Diluted	33,754,258	27,405,332

The accompanying notes are an integral part of these consolidated financial statements

F-4

CaliberCos Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	CaliberCos Inc.
	Common Stock
	Common Stock		Class A		Class B
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid in Capital	Treasury Stock	Accumulated Deficit	Noncontrolling Interests	Total Stockholders’ Equity
Balances as of January 1, 2018	26,797,477	$26,797	-	$-	-	$-	$10,676,358	$-	$(21,223,501)	$29,812,446	$19,292,100
Consolidation of VIEs	-	-	-	-	-	-	-	-	-	6,614,319	6,614,319
Issuance of common stock	1,029,058	1,029	-	-	-	-	1,865,171	-	-	-	1,866,200
Settlement of obligations	48,840	48	-	-	-	-	82,980	-	-	-	83,028
Conversion of noncontrolling interest to common stock	30,619	31	-	-	-	-	55,910	-	-	(55,941)	-
Conversion of notes payable to common stock	97,630	98	-	-	-	-	183,805	-	-	-	183,903
Repurchases and retirement of common stock	(29,412)	(29)	-	-	-	-	(24,971)	-	-	-	(25,000)
Treasury stock acquired - buyback obligation	-	-	-	-	-	-	-	(13,625,752)	-	-	(13,625,752)
Equity based compensation expense	-	-	-	-	-	-	1,332,882	-	-	-	1,332,882
Distribution to common stock holders	-	-	-	-	-	-	-	-	(7,601)	-	(7,601)
Distribution to preferred stock holders	-	-	-	-	-	-	-	-	(390,508)	-	(390,508)
Accretion of mezzanine equity value	-	-	-	-	-	-	-	-	(51,327)	-	(51,327)
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	7,904,323	7,904,323
Redemptions of noncontrolling interest	-	-	-	-	-	-	-	-	-	(4,346,024)	(4,346,024)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	(2,135,833)	(2,135,833)
Net loss	-	-	-	-	-	-	-	-	(2,992,701)	(10,080,924)	(13,073,625)
Balances as of December 31, 2018	27,974,212	27,974	-	-	-	-	14,172,135	(13,625,752)	(24,665,638)	27,712,366	3,621,085
Designation of common stock to Class A and Class B	(27,974,212)	(27,974)	15,499,520	15,499	12,474,692	12,475	-	-	-	-	-
Issuance of common stock	-	-	36,503	37	-	-	65,907	-	-	-	65,944
Settlement of obligations	-	-	74,074	74	-	-	148,074	-	-	-	148,148
Equity based compensation expense	-	-	-	-	-	-	474,196	-	-	-	474,196
Distribution to preferred stock holders	-	-	-	-	-	-	-	-	(439,876)	-	(439,876)
Contributions from noncontrolling interest holders	-	-	-	-	-	-	-	-	-	12,624,551	12,624,551
Redemptions of noncontrolling interest	-	-	-	-	-	-	-	-	-	(6,301,163)	(6,301,163)
Distributions to noncontrolling interest holders	-	-	-	-	-	-	-	-	-	(5,557,342)	(5,557,342)
Consolidation of VIEs	-	-	-	-	-	-	-	-	(451,944)	13,134,304	12,682,360
Deconsolidation of VIEs	-	-	-	-	-	-	-	-	-	(13,074,280)	(13,074,280)
Net income (loss)	-	-	-	-	-	-	-	-	6,467,490	(523,647)	5,943,843
Balances as of December 31, 2019	-	$-	15,610,097	$15,610	12,474,692	$12,475	$14,860,312	$(13,625,752)	$(19,089,968)	$28,014,789	$10,187,466

The accompanying notes are an integral part of these consolidated financial statements

F-5

CaliberCos, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2019	2018
Cash Flows From Operating Activities
Net income (loss)	$5,943,843	$(13,073,625)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	8,365,932	7,034,166
Amortization of deferred financing costs	1,172,149	1,991,663
Amortization of advance key money	(75,000)	(75,000)
Amortization of above-market ground lease	(125,408)	(125,407)
Impairment	-	839,250
Equity based compensation	474,196	1,332,882
Gain on the disposition of real estate	(10,443,876)	-
Loss on retirement of real estate assets	-	472,878
Loss on extinguishment of debt	131,190	-
Changes in operating assets and liabilities:
Real estate assets held for sale	1,782,601	4,786,172
Accounts receivable, net	(1,703,841)	(269,420)
Other receivables	2,088	963
Due from related parties	(2,790,070)	663,749
Prepaid and other assets	(816,240)	177,593
Accounts payable	745,186	(229,445)
Accrued interest	(9,280)	(993,200)
Accrued expenses	2,590,433	1,240,596
Due to related parties	(1,041,275)	(920,818)
Other liabilities	890,398	221,956
Net cash provided by operating activities	5,093,026	3,074,953

Cash Flows From Investing Activities
Consolidation of VIEs	6,523,745	-
Deconsolidation of VIEs	(16,440,878)	-
Acquisitions of real estate assets	(4,470,916)	(20,053,510)
Investments in real estate assets	(3,522,818)	(8,064,970)
Proceeds from the disposition of real estate	25,771,689	-
Proceeds from the settlement of property-related insurance claims	-	982,714
Funding of notes receivable - related parties	(2,000,000)	(100,000)
Payment received on notes receivable - related parties	100,000	250,000
Net cash provided by (used in) investing activities	5,960,822	(26,985,766)

The accompanying notes are an integral part of these consolidated financial statements

F-6

CaliberCos, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	Years Ended December 31,
	2019	2018
Cash Flows From Financing Activities
Capital lease payments	(71,961)	(19,826)
Payment of deferred financing costs	(155,001)	(3,146,805)
Proceeds from notes payable	4,871,214	94,878,271
Repayments of notes payable	(11,358,447)	(72,020,259)
Proceeds from notes payable - related parties	9,602,327	4,438,544
Repayments of notes payable - related parties	(8,204,754)	(5,272,494)
Proceeds from the issuance of preferred stock	-	595,897
Proceeds from the issuance of common stock	65,944	1,921,214
Repurchases and retirement of common stock	-	(25,000)
Payments of treasury stock - buyback obligation	(266,572)	(48,600)
Distributions to preferred stockholders	(439,876)	(390,508)
Distributions to common stockholders	-	(7,601)
Contributions from noncontrolling interest holders	12,624,551	7,904,323
Redemptions of noncontrolling interests	(6,301,163)	(4,596,024)
Distributions to noncontrolling interest holders	(5,557,342)	(2,235,833)
Net cash (used in) provided by financing activities	(5,191,080)	21,975,299
Net Increase (Decrease) in Cash and Restricted Cash	5,862,768	(1,935,514)
Cash and Restricted Cash at Beginning of Year	10,828,090	12,763,604
Cash and Restricted Cash at End of Year	$16,690,858	$10,828,090

	Years Ended December 31,
	2019	2018
Reconciliation of Cash and Restricted Cash
Cash at beginning of year	$5,954,795	$6,106,778
Restricted cash at beginning of year	4,873,295	6,656,826
Cash and restricted cash at beginning of year	10,828,090	12,763,604

Cash at end of year	11,832,000	5,954,795
Restricted cash at end of year	4,858,858	4,873,295
Cash and restricted cash at end of year	$16,690,858	$10,828,090

The accompanying notes are an integral part of these consolidated financial statements

F-7

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Liquidity

CaliberCos Inc., a Delaware corporation, and its consolidated subsidiaries (collectively, the “Company”, “Caliber”, “we”, “our”, and “us”), is an asset manager of private equity real estate funds and provider of a full suite of traditional real estate services. The Company was formed in November 2014, and originally began as Caliber Companies, LLC, an Arizona limited liability company, which commenced operations in January 2009. Our real estate asset management business includes the management of our own self syndicated private equity real estate funds and direct real estate investments in residential, commercial, and hospitality assets. We also provide capital raising services to the private equity real estate funds we manage. The Company provides real estate services for assets it manages, as well as for third party customers, including construction, development, real estate brokerage, and property management services. In addition to providing asset management and real estate services, the Company owns a portfolio of single-family homes which are held for rental and/or sale. Our business is organized into eight reportable segments, which we analyze in two categories (i) real estate services (Fund Management, Construction & Development, Property Management and Real Estate Brokerage) and (ii) real estate operations (Hospitality, Residential, Commercial, and Diversified). As of December 31, 2019, we had operations in Alaska, Arizona, Colorado, Nevada and Utah.

In general, our private equity real estate funds are organized as operating partnerships, in which multiple unrelated passive investors own partnership interests. In addition, we are designated as the manager and/or general partner of the partnership. Depending on the legal structure and arrangements between us and the funds, we may or may not consolidate the partnerships for financial reporting purposes. For funds in which we are determined to be the controlling party for financial reporting purposes, the fund is consolidated, and the passive investors’ ownership is presented as noncontrolling interest in the accompanying consolidated financial statements. For funds in which we are not determined to be the controlling party for financial reporting purposes, the fund is not consolidated, and any fees earned from the fund are included in fund management revenue in the accompanying consolidated financial statements. See Note 2 – Summary of Significant Accounting Policies for more detail.

In December 2019, the Company filed a Form 1-A related to a Regulation A offering (“Reg A Offering”). Reg A is an exemption to the securities registration requirement found in the Securities Act of 1933 which allow private companies to make exempt public offerings of up to $50 million in securities, as required by the Jumpstart Our Business Startups Act. Concurrently with the Reg A Offering, the Company entered into an agreement with SI Securities, LLC regarding the Company’s proposed offering of Series B preferred stock (“Series B”) convertible into Class A common stock pursuant to the Reg A Offering. In January and February 2020, the Company made amendments to and refiled its Form 1-A to its Reg A Offering. The offering was subsequently qualified by the Securities and Exchange Commission in February 2020.

Liquidity

The Company has four separate real estate loans outstanding, with outside lenders, totaling $35,265,000 as of December 31, 2019. These loans have various maturity dates within the twelve-month period subsequent to the date these financial statements were issued. The majority of these loans include extension options which allow the Company to extend the maturity dates ranging from six months to two years, subject to certain terms and conditions. Management is actively managing the extensions of the applicable loans, pay off, or refinancing of these facilities and believes that we will be able to enter into new financing arrangements with third-party lenders. There can be no assurance as to the availability or terms upon which such financing might be available. See Note 6 – Notes Payable for additional details.

F-8

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2020, the World Health Organization (“WHO”) declared the outbreak of a respiratory disease caused by a novel coronavirus disease (“COVID-19”) as a pandemic. First identified in late 2019, the outbreak has impacted thousands of individuals worldwide. In response, federal, state and local governments have imposed measures to combat the outbreak, which have impacted global business operations. Due to government travel restrictions, mandated closure of businesses, among other actions, our hospitality segment was significantly impacted by the effects of COVID-19. Our hotels from mid-March 2020 through June 2020 have experienced significant declines in occupancy and reservations. Furthermore, there has been a recent spike in the number of reported COVID-19 cases in the state of Arizona where a substantial portion of the Company’s business and operations is located.

Due to the inherent uncertainty in the outbreak, we are not in a position to predict when normal business operations will resume; however, the Company is taking actions to reduce costs and improve business operations including, but not limited to, (i) implementation of remote work arrangements effective mid-March, and to date, these arrangements have not materially affected our ability to maintain our business operations; (ii) suspending any unnecessary capital improvements to our assets, unless for fire, life and safety; (iii) reducing food and beverage operations, within our hotels, in accordance with government regulations; (iv) furloughing any non-essential employees; (v) participating in the Paycheck Protection Program and other Small Business Administration and other governmental relief programs; and (vi) having constant communications with lenders to receive additional facilities, convert current reserves into operational reserves and suspend the minimum debt service coverage ratio requirement for a 12 month period. Through May 2020, we were successful at obtaining a Paycheck Protection Program (“PPP”) loan, through the CARES Act, for our real estate services division and each one of our individual hotel entities. The amounts of the PPP loans received total approximately $5.1 million.

According to the PPP terms the loans may be forgiven if the PPP loan proceeds are used for permitted expenses, as outlined in the CARES Act, including 75% of the PPP loan proceeds being used for payroll related costs. The amount that may be forgiven will be calculated in part with reference to the Company's full-time headcount during the eight-week period following the funding of the PPP loan. The portion of the PPP loan not used within the allotted time will be subject to an interest rate of 1% per annum and will require monthly principal and interest payments.

In addition, as a result of COVID-19, the Company launched Operation Sleep Safe, which provides assistance to medical staff and front-line responders in our community with free hotel rooms in hotel properties which we own. While the Company’s results of operations, cash flows and financial condition of its hospitality segment was significantly impacted the overall impact cannot be reasonably estimated at this time; however, we will continue to monitor the impact COVID-19 has on our business.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include our accounts and those of our consolidated subsidiaries, which include variable interest entities (“VIEs”) where we are considered the primary beneficiary and voting interest entities (“VOEs”), where we have determined that we have a controlling financial interest, under the “Consolidations” Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (Topic 810). The equity and net income or loss attributable to noncontrolling interests in subsidiaries is shown separately in the accompanying consolidated balance sheets, statements of operations, and statements of changes in stockholders’ equity. All significant intercompany balances and transactions have been eliminated in consolidation.

F-9

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Variable Interest Entities

We determine if an entity is a VIE based on several factors, including whether the equity holders, as a group, lack the characteristics of a controlling financial interest. We make judgments regarding which types of activities most significantly impact the entity’s economic performance first on a qualitative analysis, then a quantitative analysis, if necessary. We analyze any investments in VIEs to determine if we are the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE.

Determining which reporting entity, if any, has a controlling financial interest in a VIE is primarily a qualitative analysis focused on identifying which reporting entity has both (i) the power to direct the activities of the entity that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits from such entity that could potentially be significant to such entity. Performance of that analysis requires the exercise of judgement. We consolidate any VIE for which we are the primary beneficiary and disclose significant VIEs of which we are not the primary beneficiary, as well as disclose our maximum exposure to loss related to the VIEs that are consolidated. See Note 3 – VIEs for more detail.

Voting Interest Entities

Entities that do not qualify as VIEs are generally assessed for consolidation as VOEs. For VOEs, we consolidate the entity if we have a controlling financial interest in the entity. We have a controlling financial interest in a VOE if (i) for legal entities other than partnerships, we own a majority voting interest in the entity or, for limited partnerships and similar entities, we own a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights, and no other conditions exist that would indicate that we do not control the entity.

Use of Accounting Estimates

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in adverse ways, and those estimates could be different under different assumptions or conditions.

Investments in Unconsolidated Entities

If an entity is not a VIE, our determination of the appropriate accounting method with respect to our investments in limited liability companies and other investments is based on voting control. For our managing member interests in limited liability companies, we are presumed to control (and therefore consolidate) the entity, unless the other limited partners have substantive rights that overcome this presumption of control. These substantive rights allow the limited partners to remove the general partner with or without cause or to participate in significant decisions made in the ordinary course of the entity’s business. We account for our non-controlling investments in these entities under the equity method. Our investments in unconsolidated subsidiaries in which we have the ability to exercise significant influence over operating and financial policies, but do not control, or entities which are VIE in which we are not the primary beneficiary are accounted for under the equity method.

F-10

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company uses the hypothetical-liquidation-at-book-value (“HLBV”) approach to account for its equity method investments as the capital structure of its equity method investments results in different liquidation rights and priorities than what is reflected by the underlying percentage ownership interests as defined by the equity method agreements. Simply applying the percentage ownership interest to GAAP net income in order to determine earnings or losses does not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. Under the equity method, the investor’s share of the investee’s earnings or loss is calculated by the investor’s capital account at the end of the period assuming that the investee was liquidated or sold at book value, plus cash distributions received by the investor during the period, minus the investor’s new investments in the investee during the period, and minus the investor’s capital account at the beginning of the period assuming that the investee was liquidated or sold at book value. Accordingly, our share of the earnings or loss from these equity-method investments are included in consolidated net income (loss) for the year ended December 31, 2019 and 2018.

Our determination of the appropriate accounting treatment for an investment in a subsidiary requires judgment of several factors including the size and nature of our ownership interest and the other owners’ substantive rights to make decisions for the entity. If we were to make different judgments or conclusions as to the level of our control or influence, it could result in a different accounting treatment. Accounting for an investment as either consolidated or using the equity method generally would have no impact on our net income or members’ equity in any accounting period, but a different treatment would impact individual income statement and balance sheet items, as consolidation would effectively “gross up” our statement of operations and balance sheet. In addition, under the equity method, impairment losses are recognized upon evidence of other-than-temporary losses of value.

As of December 31, 2019 and 2018, the carrying amount of our investments in unconsolidated entities was $1,372,190 and $570,351, respectively, which is included in prepaid and other assets on the accompanying consolidated balance sheets. In certain situations, the Company has invested only a nominal amount of cash, or no cash at all, into a venture. However, as the manager of the venture, we are entitled to 25 – 35% of the residual cash flow produced by the venture after the payment of any priority returns.

Accounting for Real Estate Investments

Upon the acquisition of real estate properties, a determination is made as to whether the acquisition meets the criteria to be accounted for as an asset acquisition or a business combination. The determination is primarily based on whether the assets acquired, and liabilities assumed meet the definition of a business. The determination of whether the assets acquired, and liabilities assumed meet the definition of a business includes a single or similar asset threshold. In applying the single or similar asset threshold, if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the assets acquired, and liabilities assumed are not considered a business. Most of our acquisitions meet the single or similar asset threshold, due to the fact that substantially all the fair value of the gross assets acquired is attributable to the real estate assets acquired.

Acquired real estate properties accounted for as asset acquisitions are recorded at cost, including acquisition and closing costs. The Company allocates the cost of real estate properties to the tangible and intangible assets and liabilities acquired based on their estimated relative fair values. We determine the fair value of tangible assets, such as land, building, furniture, fixtures and equipment, using a combination of internal valuation techniques that consider comparable market transactions, replacement costs and other available information and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition. We determine the fair value of identified intangible assets or liabilities, which typically relate to in-place leases, using a combination of internal valuation techniques that consider the terms of the in-place leases, current market data for comparable leases, and fair value estimates provided by third party valuation specialists, depending upon the circumstances of the acquisition.

If a transaction is determined to be a business combination, the assets acquired, liabilities assumed, and any identified intangibles are recorded at their estimated fair values on the transaction date, and transaction costs are expensed in the period incurred.

F-11

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cost Capitalization and Depreciation

We capitalize costs, including certain indirect costs, incurred in connection with our construction and development activities. Included in these capitalized costs are payroll costs associated with time spent by site employees in connection with capital addition activities at the asset level. We also capitalize interest, property taxes and insurance during periods in which redevelopment, development and construction projects are in progress. We commence capitalization of costs, including certain indirect costs, incurred in connection with our capital addition activities, at the point in time when activities necessary to get the assets ready for their intended use are in progress. This includes when assets are undergoing physical construction, as well as when apartment homes are held vacant in advance of planned construction, provided that other activities such as permitting, planning and design are in progress. We cease the capitalization of costs when the assets are substantially complete and ready for their intended use, which is typically when construction has been completed and apartment homes or other properties are available for occupancy. We charge the cost of ordinary repairs, maintenance and resident turnover to operating expense, as incurred.

Depreciation for all tangible real estate assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of our real estate assets are as follows:

Building and building improvements	15 – 40 years
Furniture, fixtures, and equipment	3 – 7 years

For the years ended December 31, 2019 and 2018, depreciation expense was $8,365,932 and $7,034,166, respectively.

Impairment of Long-Lived Assets

Real estate and other long-lived assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is determined to not be recoverable. If events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we make an assessment of its recoverability by comparing the carrying amount to our estimate of the undiscounted future cash flows of the asset, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, we recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset.

For the year ended December 31, 2019, the Company did not record an impairment loss related to certain single-family homes. For the year ended December 31, 2018, we recorded impairment losses of $839,250 related to certain single-family homes. The estimated fair value (Level 3) of the single-family homes, which was based on a combination of internal valuations using available market data and third-party valuations, was determined to be less than the carrying value at the respective measurement date.

F-12

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Assets Held for Sale

An asset or asset group is classified as held for sale when certain criteria are met including management’s approval for sale, the availability of the asset or asset group to be sold in its present condition, and the likelihood of the sale occurring within the next twelve months is probable. At such time, if the asset was being depreciated, depreciation is no longer recognized. Assets held for sale are recorded at the lower of their carrying value, or estimated net realizable value, less costs to sell. The estimates used in the determination of the net realizable value of real estate held for sale are based on known factors to the Company at the time such estimates are made and management’s expectations of future operations and economic conditions. Should the estimate or expectations used in determining net realizable value deteriorate in the future, the Company may be required to recognize impairment charges or write-offs related to these real estate assets held for sale. In the event an asset classified as held for sale no longer meets the criteria for held for sale classification the asset is reclassified as held for use at the lower of the fair value or the depreciated basis as if the asset had continued to be used.

Advance Key Money

We have entered into certain arrangements in which hotel franchisors or their affiliates have provided the Company with financing as part of a franchise arrangement. The Company has been advanced funds upon entering into a franchise agreement and is not required to repay the funds as long as the franchise agreement is not terminated prior to its scheduled maturity. The potential amount of funds that would be required to be repaid decreases with the passage of time. The Company records a liability equal to the initial amount of funds received, which is amortized over the term of the franchise agreement and recorded as a reduction of franchise fee expense, which is included in operating expenses in the accompanying consolidated statements of operations.

Cash

Cash includes cash in bank accounts. The Company deposits cash with several high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash balances may exceed FDIC limits. Although the Company bears risk on amounts in excess of those insured by the FDIC, it has not experienced and does not anticipate any losses due to the high quality of the institutions where the deposits are held.

Restricted Cash

Restricted cash consists of tenant security deposits and cash reserves required by certain loan agreements for capital improvements and repairs. As improvements and repairs are completed, related costs incurred by the Company are funded from the reserve accounts. Restricted cash also includes cash held in escrow accounts by mortgage companies on behalf of the Company for payment of property taxes, insurance, and interest.

F-13

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

Substantially all of the Company’s revenues are generated from the management, ownership and/or operations of real estate assets located in Alaska, Arizona, Colorado, Nevada, and Utah. The Company mitigates the associated risk by:

•	diversifying our investments in real estate assets across multiple asset types, including office, hospitality, single-family, multi-family, and self-storage properties;

•	diversifying our investments in real estate assets across multiple geographic locations including different markets and sub-markets in which our real estate assets are located;

•	diversifying our investments in real estate assets across assets at differing points of stabilization, and in varying states of cash flow optimization; and

•	maintaining financing relationships with a diversified mix of lenders (differing size and type), including large national banks, local community banks, private equity lenders, and insurance companies.

Mezzanine Equity

The Company may issue one or more series of preferred stock. Preferred stock, which is subject to mandatory redemption by the Company, is presented as temporary, or mezzanine equity, and presented separate from permanent equity on the accompanying consolidated balances sheets. The Series A Preferred Stock (“Series A”) are mandatorily redeemable at a fixed price on a fixed or determinable date. Series A contains a put option which allows the holder to convert the Series A into Class A common stock of the Company at any time prior to redemption. As a result, the Company concludes that the Series A would not meet the characteristics of being mandatorily redeemable until the conversion option expires. Accordingly, the Series A are presented as mezzanine equity on the accompanying consolidated balance sheets. Mezzanine equity is initially recorded at fair value on the issuance date. If it is probable that the equity instrument will become redeemable, the carrying amount of the instrument is accreted up over time using the effective-interest method, such that the carrying value equals the redemption value on the redemption date. See Note 12 – Stockholders’ Equity and Share-Based Payments and Note 13 – Redeemable Preferred Stock for more detail relating to preferred stock.

Noncontrolling Interests in Consolidated Real Estate Partnerships

We report the unaffiliated partners’ interests in the net assets of our consolidated real estate partnerships as noncontrolling interests within the accompanying consolidated statements of changes in stockholders’ equity. Noncontrolling interests consist primarily of equity interests held by limited partners in consolidated real estate partnerships. We generally attribute to noncontrolling interests their share of income or loss of the consolidated partnerships based on their proportionate interest in the results of operations of the partnerships, including their share of losses even if such attribution results in a deficit noncontrolling interest balance within our equity and partners’ capital accounts.

The terms of the partnership agreements generally require the partnerships to be liquidated following the sale of the underlying real estate assets. As the general partner in these partnerships, we ordinarily control the execution of real estate sales and other events that could lead to the liquidation, redemption or other settlement of noncontrolling interests. The terms of certain partnership agreements outline differing classes of equity ownership, some of which are redeemable by the partnership at the partnership manager’s discretion.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with obtaining long-term debt and are capitalized and amortized over the term of the related debt obligation using the straight-line method. Amounts amortized are reported as a component of interest expense in the consolidated statements of operations. U.S. GAAP requires that the effective interest method be used to recognize amortization; however, the effect of using the straight-line method is not materially different from the results that would have been obtained under the effective interest method. Capitalized deferred financings costs, net of accumulated amortization, are offset against and included in notes payable on the accompanying consolidated balance sheets.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

In May 2014, the FASB issued Accounting Standards Codification (“ASC”), Revenue from Contracts with Customers (“Topic 606”). Topic 606 provides comprehensive guidance for recognizing revenue from contracts with customers. Revenue is recognized when the entity transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The guidance includes a five-step framework that requires an entity to: (i) identify the contract(s) with customers, (ii) identify the performance obligations within the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations within the contract, and (v) recognize revenue when the entity satisfies a performance obligation. Topic 606 also requires additional disclosure regarding the nature and timing of the Company’s revenue transactions, as well as new quantitative and qualitative disclosures, including the disaggregation of revenues and descriptions of performance obligations. The amendments in Topic 606 are effective for the Company for its fiscal year beginning after December 31, 2018.

On January 1, 2019 (the effective date), the Company adopted Topic 606 using the modified retrospective method, applying the guidance to contracts with customers that were not substantially complete as of January 1, 2019. The Company did not make any policy elections affecting the measurement and recognition of revenue. We have identified all of our revenue streams and have concluded that our revenues primarily consist of hospitality, construction and development, real estate sales, rental income and fund management as noted in detail below.

The results for reporting periods beginning after January 1, 2019 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported with the Company’s historic accounting under ASC 605. For contracts which were modified before the adoption date, the Company has not restated the contract for those modifications. Instead, the Company reflected the aggregate effect of all modifications when identifying the satisfied and unsatisfied performance obligations, determining the transaction price and allocating the transaction price, if necessary. The cumulative effect of initially applying Topic 606 would be applied as an adjustment to the opening balance of retaining earnings. The Company has analyzed the effect and found the adoption of Topic 606 did not have a material impact on its financial statements and its recognition is consistent with the historical accounting policies. Rental income for leasing activities is accounted for in accordance with other applicable GAAP.

Hospitality

Hospitality revenues are comprised of charges for room rentals, food and beverage sales, and other hotel operating activities. Revenues are recognized as earned, which is defined as the date upon which a guest occupies a room or utilizes the hotel’s services. Revenues are recorded net of sales tax.

We have performance obligations to provide accommodations and other ancillary services to hotel guests. As compensation for such goods and services, we are typically entitled to a fixed nightly fee for an agreed upon period and additional fixed fees for any ancillary services purchased. These fees are generally payable at the time the hotel guest checks out of the hotel. We generally satisfy the performance obligations over time, and we recognize the revenue from room sales and from other ancillary guest services on a daily basis, as the rooms are occupied, and we have rendered the services.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For food and beverage, revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the Company received in exchange for those services, which is generally when payment is tendered at the time of sale.

The Company receives deposits for events and rooms. Such deposits are deferred and included in advance deposits on the accompanying consolidated balance sheets. The deposits are credited to income when the specific event takes place.

Construction and Development

The Company provides construction related services to affiliates and third parties, which include the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services. In addition, the Company provides development services for ground-up development and repositioning of real estate assets.

These contract revenues are primarily derived from fixed price construction contracts. The Company has determined that these fixed-price construction projects provide a distinct service and, therefore, qualify as one performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. Revenue is recognized over time, because of the continuous transfer of control to the customer as work is performed at the customer’s site and, therefore, the customer controls the asset as it is being constructed. The cost-to-cost measure of progress continues to best depict the transfer of control of assets to the customer, which occurs as costs are incurred.

Revenues from time-and-material contracts are billed to customers as work is performed. The Company determined that time and material contracts cover a single performance obligation, with transfer of control continuously as the customer simultaneously receives and consumes the benefits. Therefore, revenue for time and material contracts is considered to be recognized over time.

Cost of revenues earned include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. The cost of uninstalled materials or equipment are generally excluded from the recognition of gross profit as such costs are not considered to be a measure of progress. Costs to mobilize equipment and labor to a job site prior to substantive work beginning are capitalized as incurred and amortized over the expected duration of the contract. As of December 31, 2019 and 2018, the Company had no capitalized mobilization costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Certain construction contracts include retention provisions which ensure that the Company will provide complete services to customers which are in accordance with the terms of the related contract and, therefore, are not considered financing. The balances billed but not paid by customers pursuant to these provisions generally become due upon completion and acceptance of the project by the customer. The Company has determined that there are no financing components included in construction contracts as of December 31, 2019 and 2018.

Contract Assets and Liabilities

The timing of revenue recognition, billings, and cash collections results in billed contracts receivable, retainage receivable, and costs and estimated earnings in excess of billings on uncompleted contracts (contract assets) on the accompanying balance sheets. The contract asset, “Costs in excess of billings” represents revenues recognized in excess of amounts billed. The contract liability, “Billings in excess of costs”, represents billings in excess of revenues recognized. See Note 5 – Prepaid and Other Assets and Note 8 – Other Liabilities for information on contract assets and contract liabilities from contracts with customers as of December 31, 2019 and 2018.

F-16

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract Estimates

Accounting for long-term contracts involves the use of techniques to estimate total contract revenues and costs. Total contract revenues for contracts may include variable considerations, which include approved change orders, claims, and other contract provisions. The Company includes variable consideration in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenue will not occur or when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration and determination of whether to include estimated amounts in total contract revenues are based on an assessment of the anticipated performance in addition to all information (historic, current and forecasted) that is reasonably available to the Company. The effect of variable consideration on the total contract revenue of a performance obligation is recognized as an adjustment to revenue on a cumulative catch-up basis.

Transaction Price Allocated to the Remaining Performance Obligations

As of December 31, 2019, the Company had approximately $2,173,080 of estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially satisfied).

Real Estate Sales

Real estate sales are comprised of sales proceeds from the sale of certain single-family homes that are treated as inventory. All other real estate assets sold are recognized in other (income) expenses. We recognize real estate sales at a point in time. Each transaction is treated as a single performance obligation and revenue is recognized when the transaction is completed, when the performance obligation is satisfied.

Rental Income

Rental income includes the revenues generated primarily by the rental operations of the residential (multi-family and single-family) properties owned and/or managed by the Company. The Company’s revenues generated by residential properties, consists of rental income that each tenant pays in accordance with the terms of each lease and are reported on a straight-line basis over the initial noncancelable term of the lease, net of any concessions, and recognized when earned and collectability is reasonably assured. These revenues are recorded net of any sales and occupancy taxes collected from tenants. Rental income is not within the scope of ASU 2014-09 and would fall under Topic 840 - Leases (or Topic 842 - Leases, when effective).

Fund Management

Revenues from contracts with customers includes fixed fee arrangements with its affiliates to provide certain set up and capital raising services associated with marketing, soliciting, and selling member interests in the affiliated limited partnerships. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on appropriate measurement of the Company’s progress under the contract; and whether constraints on variable considerations should be applied due to uncertain future events. Revenues are recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

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CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Set up services are a one-time fee for the initial formation, administration, and set up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete. Set up fees earned during the years ended December 31, 2019 and 2018 were $75,000 and $200,000, respectively.

Asset management fees are generally based on 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. Asset management fees are recalculated on an annual basis. These customer contracts require the partnership to provide management services, representing a performance obligation that the partnership satisfies over time. Asset management fees earned during the years ended December 31, 2019 and 2018 were $6,221,061 and $3,491,815, respectively.

Capital raising fees are earned over time as equity capital is raised into our managed funds in proportion to the total capital specified in the related contract. Services include marketing, offering, registering, and ultimately raising capital. Capital raising fees earned during the year ended December 31, 2019 and 2018 were $3,016,994 and $906,781, respectively. See Note 16 – Segment Reporting for a disaggregated presentation of revenues from contracts with customers.

Accounts Receivable

Accounts receivable primarily consists of amounts due from guests or groups for hotel rooms and services provided by the hotel properties. Accounts receivable also include due, but unpaid, rental payments. The Company continually reviews receivables and determines collectability by taking into consideration the history of past write-offs, collections, current credit conditions, tenant payment history, the financial condition of the tenants, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is uncertain, the Company will record an increase in the allowance for doubtful accounts. Amounts that are determined to be uncollectible with a high degree of certainty are written-off through bad debt expense, which is included in other expenses, net on the accompanying consolidated statements of operations. As of December 31, 2019 and 2018, the Company did not record an allowance for doubtful accounts.

Interest Rate Caps

The Company utilizes interest rate caps, derivative financial instruments, to reduce interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes. Accounting and reporting standards for derivative instruments and hedging activities require the Company to recognize all derivatives as either assets or liabilities on the consolidated balance sheets and measure those instruments at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income (loss) depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value of cash flows of the asset or liability hedged. As of December 31, 2019 and 2018, the Company’s interest rate caps were estimated to have fair values (Level 3) equal to zero. See Note 6 – Notes Payable for more detail.

F-18

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share

Basic earnings per share attributable to common stockholders is computed by dividing net income (loss) attributable to the Company less dividends on Series A and accretion of mezzanine equity value by the weighted average number of shares outstanding during each period. The computation of diluted income (loss) per share attributable to common stockholders further assumes the potential dilutive effect of potential common shares, which includes common shares, consisting of (a) stock options and warrants using the treasury stock method, and (b) convertible debt and preferred stock using the if-converted method. To the extent the inclusion of potential common shares is anti-dilutive, the potential common shares are excluded from the computation of diluted income (loss) per share attributable to common stockholders. See Note 14 – Net Income (Loss) Per Share for the calculation of earnings per share.

Related Parties

In the normal course of business, the Company enters into transactions with related parties. Related parties include affiliates of the entity, entities under common control of the Company, significant stockholders and executive management and members of their immediate families, and other parties that can significantly influence the management and operating policies of the Company.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with FASB ASC 740, “Accounting for Income Taxes”. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

A valuation allowance is required to reduce the balance of a deferred tax asset if it is determined that it is more-likely-than-not that all or some portion of the deferred tax asset will not be realized due to the lack of sufficient taxable income or other limitation on the Company’s ability to utilize the loss carryforward.

We recognize the impact of an income tax position, if that position is more-likely-than-not of being sustained on audit, based on the technical merits of the position. Related interest and penalties are classified as income taxes in the financial statements. See Note 9 – Income Taxes for more detail.

Fair Value of Financial Instruments

We disclose the fair value of financial instruments in accordance with FASB ASC 825, “Financial Instruments”. We estimate the fair value of our financial instruments using available market information and established valuation methodologies. The estimates of fair value are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

F-19

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

The Company’s fair value measurement and disclosures consist of a three level valuation hierarchy. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the ability to observe the inputs employed in the measurement using market participant assumptions at the measurement date. An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

•	Level 2 – Inputs include quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 – Unobservable inputs for the asset or liability. These unobservable inputs reflect assumptions about what market participants would use to price the asset or liability and are developed based on the best information available in the circumstances (which might include the reporting company’s own data).

Share-Based Payments

The Company has granted stock to non-employees in non-capital raising transactions as compensation for services provided. For stock grants to non-employees, the fair value of the share-based payment is determined based upon the measurement date fair value. The measurement date may be either (i) the date at which a performance commitment is reached or (ii) the date at which the necessary performance to earn the equity instruments is complete. The fair value of the Company’s common stock grants is estimated using market factors, such as the current private market selling price of the Company’s common stock at the measurement date, depending on the terms of each arrangement. Non-employee share-based payment charges are recognized based on the terms of each arrangement, and share-based payment charges are generally recognized as the related service is provided. The average vesting period is four years.

Share-Based Compensation

In July 2017, the Company’s Board of Directors approved the 2017 Incentive Stock Plan (the “2017 Plan”), which was amended in June 2018 to authorize the issuance of up to 5.0 million shares of common stock. In June 2018, the Company’s Board of Directors approved and issued approximately 3.0 million employee stock options to existing employees. The total stock options outstanding as of December 31, 2019 and 2018, was 3,697,322 and 3,004,824, respectively.

The Company estimates the fair value of stock options using the Black-Scholes valuation model, which requires certain assumptions that can materially impact the estimation of fair value and related compensation expense. The assumptions used to estimate fair value include the price of our common stock, the expected volatility of our common stock, the risk-free interest rate, and the expected term of stock option awards. Management elected to recognize forfeitures as they occur pursuant to ASU 2016-09 “Compensation — Stock Compensation”. As a result, no forfeiture rate was assumed.

F-20

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Information

The Company’s operations are organized into eight reportable segments for management and financial reporting purposes, which are divided into two categories; (i) real estate services (Fund Management, Construction & Development, Property Management and Real Estate Brokerage) and (ii) real estate operations (Hospitality, Residential, Commercial, and Diversified). In accordance with ASC 280, “Segment Reporting”, in determining the most appropriate reportable segments, we considered the information our chief operating decision maker assesses when evaluating the operating performance of our assets, based on our share of operating income (loss), including similar economic and other characteristics, and the nature of operating or revenue producing activity.

Reclassification

Certain reclassifications of previously reported amounts have been made to conform to the current year presentation. Reclassifications relating to certain business activity adjustments from our Residential to Real Estate Brokerage segment were made to prior year presentation for comparative purposes. Due to the change in segment reporting approximately $6.6 million and $6.8 million in revenues and expenses, respectively, were reclassified for the year ended December 31, 2018. Such reclassifications did not impact the net loss or stockholders’ equity as previously reported.

Newly Adopted and Recent Accounting Pronouncements

In addition, to the above referenced newly adopted pronouncements, see additional newly adopted and recent accounting pronouncements below.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require that a lessee recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right-of-use asset and a lease liability and the disclosure of key information about the entity’s leasing arrangements. ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current U.S. GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current U.S. GAAP. The amendments in ASU 2016-02 are effective for the Company for its fiscal year beginning after December 15, 2021, and interim periods in its fiscal year beginning after December 15, 2022, with early adoption permitted. A modified retrospective approach is required for existing leases that have not expired upon adoption. We are currently evaluating the potential impact the adoption of ASU 2016-02 will have on our consolidated financial statements.

Stock Compensation

In November 2019, the FASB issued ASU 2019-08, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers. The guidance identifies, evaluates and improves areas of GAAP for which cost, and complexity can be reduced while maintain or improving the usefulness of the information provided. The amendments in that update expanded the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. For entities that have adopted the amendments in ASU 2018-07 (adopted by the Company as of January 1, 2018 as disclosed in prior year consolidated financial statements), the updated guidance is effective for annual periods beginning after December 15, 2019. The Company early adopted ASU 2019-08 as of January 1, 2019 (the effective date) and did not have any reclassifications or material impacts on our consolidated financial statements as a result of the adoption.

F-21

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – VIEs

As of December 31, 2019 and 2018, the Company’s accompanying consolidated financial statements included 11 and 12 entities, respectively, all of which are real estate operating entities, consolidated as VIEs. In December 2019, the Company deconsolidated three VIEs, each of which owned an apartment building that was part of a multi-family portfolio (the “Palms”), because the Company was no longer determined to be the primary beneficiary. As such, operations of the three VIEs were included in the Company’s consolidated financial statements from the period January 1, 2019 to December 9, 2019 and deconsolidated on December 10, 2019.

For the year ended December 31, 2019, the Company consolidated Caliber Residential Advantage Fund, LP (“CRAF”) in July 2019 and DT Mesa Holdco II, LLC (“DT Mesa”) in November 2019 because the Company was determined to be the primary beneficiary. The consolidation of CRAF and DT Mesa consisted of the following:

Assets
Real estate investments	$8,304,235
Notes receivable – related parties	3,250,000
Cash	6,523,745
Prepaid and other assets	113,728
Total Assets	$18,191,708

Liabilities and Stockholders’ Equity
Notes payable	$2,784,952
Notes payable – related parties	2,250,000
Accounts payable	78,816
Due to related parties	109,342
Accrued expenses	24,679
Other liabilities	257,342
Total Liabilities	5,505,131

Stockholders’ Equity	12,686,577
Total Liabilities and Stockholders’ Equity	$18,191,708

For the year ended December 31, 2018, the Company consolidated Elliot & 51st Street LLC (“Elliot”) in June 2018 and CH Ocotillo, LLC (“Ocotillo”) in July 2018 because the Company was determined to be the primary beneficiary. The consolidation of Elliot and Ocotillo consisted of the following:

Assets
Cash	$1,055,832
Acquisition deposits	7,530,000
Prepaid and other assets	753,528
Total Assets	$9,339,360

Liabilities and Stockholders’ Equity
Notes payable – related parties	$2,350,695
Accounts payable	110,927
Due to related parties	263,419
Total Liabilities	2,725,041

Stockholders’ Equity	6,614,319
Total Liabilities and Stockholders’ Equity	$9,339,360

F-22

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management has determined that the equity holders in these entities, as a group, lack the power to direct the activities that most significantly impact the entity’s economic performance and/or have disproportionate voting rights relative to their equity. In addition, the Company has all the decision-making power with respect to the activities of these entities, and none of the equity holders in the entities have substantive protective or participating rights to remove the power from the Company. The Company was determined to be the primary beneficiary of each of these entities since it has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual entities.

Generally, the assets of the individual consolidated VIEs can be used only to settle liabilities of each respective individual consolidated VIEs and the liabilities of the individual consolidated VIEs are liabilities for which creditors or beneficial interest holders do not have recourse to the general credit of the Company. The Company has provided financial support to certain consolidated VIEs in the form of short-term financing and guarantees of the debts of certain VIEs. In general, our maximum exposure to loss due to involvement with the consolidated VIEs is limited to the amount of capital investment in the VIE, if any, or the potential obligation to perform on the guarantee of debts.

The table below outlines the classification and carrying amounts of the assets and liabilities of the VIEs that are included in our accompanying consolidated balance sheets as of December 31, 2019 and 2018.

	December 31,
Assets	2019	2018
Real estate investments	$141,398,890	$149,173,326
Cash	8,275,270	3,455,205
Restricted cash	4,858,858	4,866,835
Accounts receivable, net	1,882,631	1,224,528
Notes receivable – related parties	2,027,978	127,978
Due from related parties	11,812	420,244
Other receivables	86,454	-
Prepaid and other assets	2,573,796	2,688,321
Total Assets	$161,115,689	$161,956,437

Liabilities
Notes payable, net of deferred financing costs	$113,040,098	$115,035,544
Notes payable – related parties	9,876,551	5,114,413
Accounts payable	1,407,900	1,315,086
Accrued interest	434,025	568,858
Accrued expenses	2,822,029	2,976,816
Due to related parties	202,077	551,803
Advance key money, net	1,125,000	1,200,000
Above-market ground lease, net	3,762,257	3,887,665
Other liabilities	1,574,584	1,333,885
Total Liabilities	$134,244,521	$131,984,070

See Note 11 – Commitments and Contingencies for additional information related to the commitments and contingencies of these VIEs.

F-23

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Real Estate Investments

Asset Acquisitions

During the year ended December 31, 2019, the Company acquired a commercial building and a single-family home for an aggregate purchase price of $4,470,916, of which $115,916 of external acquisition-related costs were capitalized. During the year ended December 31, 2018, the Company acquired two hotel properties for a purchase price of $28,639,342, of which $929,342 of external acquisition-related costs were capitalized. Included in the purchase price was $7,530,000 of acquisition deposits and $1,055,832 of cash sourced from the consolidation of VIEs. See Note 3 – VIEs for more detail.

The fair values of the assets acquired consisted of the following for the years ended December 31, 2019 and 2018:

	December 31,
	2019	2018
Real estate investments, at cost:
Land	$918,464	$4,559,776
Building	3,552,452	22,393,996
Furniture, Fixtures & Equipment	-	1,685,570
Total purchase price of assets acquired	$4,470,916	$28,639,342

Investments in Real Estate Assets

During the years ended December 31, 2019 and 2018, the Company had $3,590,673 and $5,753,587, respectively, of capital improvements to real estate investments.

Dispositions

For the year ended December 31, 2019, the Company sold the Palms, a multi-family portfolio consisting of three separate apartment buildings and a single-family home for $25,771,689, resulting in a gain on the dispositions of $10,443,876, which is included on the accompanying consolidated statements of operations. As the sale of the Palms does not represent a strategic shift that has or will have a major effect on the Company’s operations and financial results, it has not been reported as a discontinued operation. The Company did not have any dispositions for the year ended December 31, 2018.

Held for Sale

As of December 31, 2019 and 2018, the Company had $0 and $11,062,577, respectively, of assets classified as held for sale. For the year ended December 31, 2019, the Company reclassified $9,279,976, consisting of an asset previously classified as held for sale, to held for use. The remaining $1,782,601 related to assets we sold during the year ended December 31, 2019. This reclassification resulted in the immediate recognition of $811,052 of associated depreciation, which is included in depreciation expense on the accompanying consolidated statements of operations.

F-24

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Prepaid and Other Assets

Prepaid and other assets consisted of the following as of December 31, 2019 and 2018:

	December 31,
	2019	2018
Prepaid expenses	$1,013,581	$1,075,754
Deposits	708,460	779,705
Costs in excess of billings	273,757	3,236
Deferred franchise fees, net	504,450	557,066
Intangibles, net	246,359	263,061
Investments in unconsolidated entities	1,372,190	570,351
Inventory	263,807	201,443
Total prepaid and other assets	$4,382,604	$3,450,616

Note 6 – Notes Payable

Notes payable consisted of the following as of December 31, 2019 and 2018:

	December 31,
Notes Payable	2019	2018	Interest Rate	Maturity Date
Real Estate Loans
Hampton Inn & Suites Hotel	$6,506,604	$6,692,868	4.50%	July 2025
Four Points by Marriott Hotel	11,000,000	11,000,000	Variable	December 2021
Holiday Inn Ocotillo Hotel	9,250,000	9,250,000	Variable	August 2020
Hilton Tucson East Hotel	14,000,000	14,000,000	8.50%	June 2020
Airport Hotel Portfolio	56,470,000	56,470,000	Variable	October 2021
GC Square Apartments	11,000,000	11,000,000	Variable	November 2020
DT Mesa Holdco II, LLC	5,291,849	-	Various	Various
Caliber Residential Advantage Fund LP	1,185,469	-	Variable	January 2024
Palms Apartment Portfolio	-	9,437,652	5.28%	N/A
Single-Family Home Loans	-	400,000	10.50%	N/A
Total Real Estate Loans	114,703,922	118,250,520
Corporate Notes	5,208,273	5,928,273	10.00% - 15.00%	January 2020 - December 2020
Convertible Corporate Notes	1,956,871	1,377,271	8.25%	January 2020 - December 2020
Total Notes Payable	121,869,066	125,556,064
Deferred Financing Costs, net	(1,663,824)	(2,814,976)
Total Notes Payable, Net	$120,205,242	$122,741,088

F-25

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Loans

Hampton Inn & Suites Hotel

In July 2015, the Company entered into a $7,250,000 loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Scottsdale, Arizona. The terms of the note require monthly principal and interest payments, with a balloon payment due at maturity. The loan has a fixed interest rate of 4.50%. The terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date, subject to a prepayment premium fee. The loan is guaranteed by an individual who is an affiliate of the Company. The loan matures in July 2025. The terms of the note include certain financial covenants and as of December 31, 2019, the Company was in compliance with all such covenants.

Four Points by Marriott Hotel

In June 2018, the Company entered into a $11,000,000 loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Phoenix, Arizona. Upon entering into the loan, $750,000 of the loan proceeds were placed into a reserve account to be drawn against and pay for the conversion of hotel rooms (the “Conversion Reserve”), $350,000 of the loan proceeds were placed into a reserve account to be drawn against and pay for the property improvement plan required by the franchisor (the “PIP Reserve”), and $500,000 of the loan proceeds were placed into a reserve account to be drawn against and pay interest on the loan (the “Interest Reserve”). As of December 31, 2019, the balance of the Conversion Reserve, PIP Reserve, and Interest Reserve were $750,000, $350,000, and $37,236, respectively, all of which are included in restricted cash on the accompanying consolidated balance sheets. As of December 31, 2018, the balance of the Conversion Reserve, PIP Reserve, and Interest Reserve were $750,000, $350,000, and $163,660, respectively, all of which are included in restricted cash on the accompanying consolidated balance sheets. As of December 31, 2019, the interest rate was the greater of 5.75% or 360 LIBOR Rate plus 4.00%, resulting in an interest rate of 6.58%. The loan terms allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date. The loan requires monthly interest-only payments and matures in December 2021. The loan is guaranteed by the Company. The terms of the note include certain financial covenants which commence in June 2020.

Holiday Inn Ocotillo Hotel

In July 2018, the Company entered into a $9,250,000 loan, which is secured by a deed of trust and assignment of leases and rents of a hotel property in Chandler, Arizona. Upon entering into the loan, $500,000 of the loan proceeds were placed into an operating reserve account (the “Operating Reserve”), $131,010 of the loan proceeds were placed into a reserve account to be drawn against and pay for the property improvement plan required by the franchisor (the “PIP Reserve”), and $300,000 of the loan proceeds were placed into a reserve account to be drawn against and pay interest on the loan (the “Interest Reserve”). The Interest Reserve and Operating Reserve have a floor of $50,000 and $100,000, respectively, where if the balance falls below the floor, the Company is required to fund the reserves back to their original amounts. As of December 31, 2019 and 2018, the balance of the Operating Reserve, PIP Reserve, and Interest Reserve were $400,000, $80,978, and $107,627, respectively, which are included in restricted cash on the accompanying consolidated balance sheets. The loan requires monthly interest-only payments and matures in August 2020 with an option to extend the maturity date up to twelve months, subject to certain terms and conditions. The interest rate on the loan is equal to 1-month LIBOR plus 6.00%, resulting in a rate of 8.00% as of December 31, 2019, with a floor rate of 8.00%. The loan is guaranteed by the Company.

F-26

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hilton Tucson East Hotel

In July 2018, the Company entered into a $14,000,000 loan with a lender. The loan is secured by a deed of trust and assignment of leases and rents of the Hilton Tucson. The interest rate on the loan has a fixed rate of 8.50%. The loan requires monthly interest-only payments and matures in June 2020. The loan has an option to extend the maturity date up to six months, subject to certain terms and conditions. The terms of the loan allow the Company to prepay the outstanding balance in whole or in part at any time prior to the maturity date, subject to a prepayment premium fee. The loan is guaranteed by individuals who are affiliates of the Company.

Airport Hotel Portfolio

In September 2018, the Company repaid its existing Crowne Plaza Hotel, Holiday Inn & Suites Hotel, and Hilton Phoenix Airport Hotel loans in full (collectively the “Airport Hotel Portfolio”) and entered into a new $62,245,000 portfolio loan. Upon entering into the loan, the Company received initial funding of $56,470,000 with the option to receive the additional $5,775,000 once certain operating performance thresholds are met. $150,000 of the initial loan proceeds were placed into a reserve account (the “Debt Service Reserve”). As of December 31, 2019 and 2018, the balance of the Debt Service Reserve was $150,000, which is included in restricted cash on the accompanying consolidated balance sheets. The loan is secured by the deed of trust and assignment of leases and rents of the Airport Hotel Portfolio. The new loan has a variable interest rate equal to one-month LIBOR plus 3.75%, resulting in a rate of 5.67% as of December 31, 2019. The loan requires interest-only payments until maturity and matures in October 2021 with options to extend the maturity date up to two additional years, subject to certain terms, conditions and fees. The loan is guaranteed by the Company and individuals who are affiliates of the Company. The terms of the loan agreement require the Company to pay an exit fee equal to 0.25% of the original principal amount of the loan at the time the loan is repaid in full. The exit fee of $155,613 was accrued upon entering into the loan and recorded as a deferred financing cost to be amortized over the life of the loan. The terms of the note include certain financial covenants and as of December 31, 2019, the Company was in compliance with all such covenants.

GC Square Apartments

In October 2017, the Company entered into an $11,000,000 loan, which is secured by a deed of trust and assignment of rents of a multi-family property in Phoenix, Arizona. The loan has a variable interest rate equal to LIBOR plus 5.25%, resulting in a rate of 7.68% as of December 31, 2019. The loan requires interest-only payments until maturity. The loan matures in November 2020 and has options to extend the maturity date up to two additional years, subject to certain terms and conditions. Contemporaneous with entering into the loan, the Company entered into an interest rate cap agreement, which set a maximum interest rate of 7.00% until November 2018 and 7.75% from November 2018 through maturity. The terms of the loan include, among other things, certain covenants and a debt service coverage ratio, as defined in the loan agreement. The debt coverage ratio contains a “cash trap” provision that is triggered when the property’s operating results are below a certain debt service coverage ratio. As of December 31, 2019, the property’s operating results were below that certain debt service ratio; however, the lender has not provided the Company with a notification that they will exercise their right under the “cash trap” provision, and as such none of the property’s operating cash is subject to a “cash trap”. The Company was in compliance with all other covenants as of December 31, 2019.

F-27

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DT Mesa Holdco II, LLC

In May 2019, the Company entered into a $1,015,000 loan, which is secured by a deed of trust of a commercial building in Mesa, Arizona. The loan has a variable rate per annum equal to prime rate plus 1.00%, resulting in a rate of 6.00% as of December 31, 2019. The loan requires interest-only payments until maturity and the terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in December 2020.

In November 2019, the Company entered into a $5,000,000 loan secured by the deed of trust of a commercial building in Mesa, Arizona. The loan has a variable interest rate per annum and is the lesser of (i) the three-year federal home loan bank rate plus 2.75% or (ii) the default rate of 5.00%, resulting in a rate of 4.68% as of December 31, 2019. The loan requires interest-only payments until maturity and the terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in November 2022 and is guaranteed by the Company. The terms of the note include certain financial covenants which commence in March 2021.

Caliber Residential Advantage Fund LP

In January 2019, the Company entered into a $1,800,000 loan secured by the deeds of trust of each collateralized single-family home. The loan has a variable interest rate per annum and is the greater of (i) the rate of 5.00% or (ii) 2.85% plus the five-year treasury rate, resulting in a rate of 5.41% as of December 31, 2019. The loan requires principal and interest payments until maturity and the terms of the loan allow the Company to prepay the outstanding balance in part or in whole at any time prior to the maturity date with no prepayment penalty. The loan matures in January 2024 and is guaranteed by the Company. The terms of the loan include certain financial covenants, and, as of December 31, 2019, the Company was in compliance with all such covenants.

Palms Apartment Portfolio

In August 2016, the Company entered into a $9,800,000 loan, which is secured by the deeds of trust and assignment of rents of a portfolio of three multi-family properties located in Phoenix, Arizona. The loan had a 5.28% fixed interest rate. The terms of the loan required monthly principal and interest payments, with a balloon payment due at maturity. The loan was guaranteed by an individual who is an affiliate of the Company. The loan was to mature in September 2026. In December 2019, in connection with the disposition of the properties, the outstanding balance of $9,262,269 was repaid in full and as a result, the associated VIEs were deconsolidated. See Note 3 – VIEs above for more detail.

Single-Family Home Loans

The Company owned multiple single-family homes which were held as rental properties or held with the intention of being renovated and resold. These single-family homes owned by the Company were subject to loans held by third parties. As of December 31, 2018, there was one individual single-family home loan outstanding with a principal balance of $400,000 and an interest rate of 10.50%. This loan required monthly interest-only payments until maturity or the sale of the home and had a 12-month term. The loan was repaid in full in March 2019.

F-28

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unsecured Borrowing

In July 2012, the Company entered into an arrangement with a third-party lender in which the lender advanced funds to the Company to facilitate the purchase and renovation of single-family homes. The advances generally accrued interest at rates ranging from 20.00% to 24.00%, and all amounts were due upon the sale of the home underlying each advance. In January 2016, all amounts outstanding under the arrangement were consolidated into a single loan, the interest rate was adjusted to 33.00% per annum, and the repayment terms were modified to require that the Company make monthly payments which are applied 50.00% to principal and 50.00% to interest. The loan was paid in full in November 2018.

Corporate Notes and Convertible Corporate Notes

The Company has entered into multiple general corporate financing arrangements with third parties. The arrangements are generally evidenced in the form of a promissory note, which are secured by the otherwise unencumbered assets of the Company and require monthly or quarterly interest-only payments until maturity. The loans generally have a 12-month term and may be extended upon the mutual agreement of the lender and the borrower. The Company has issued corporate notes with a conversion feature. The conversion price is $4.50 per share of common stock. The holders of the convertible corporate notes can elect to convert all or any portion of the balance at any time. As of December 31, 2019 and 2018, the value of the conversion feature was zero.

As of December 31, 2019, there were 92 individual corporate notes outstanding, with outstanding principal balances ranging from $1,250 to $900,000, interest rates ranging from 8.25% to 15.00%, a weighted average interest rate of 10.98%, and maturity dates ranging from January 2020 to December 2020. During the year ended December 31, 2019, there were no conversions of debt into common or preferred stock.

As of December 31, 2018, there were 66 individual corporate notes outstanding, with outstanding principal balances ranging from $9,272 to $1,050,000, interest rates ranging from 8.25% to 12.00%, a weighted average interest rate of 11.21%, and maturity dates ranging from January 2019 to December 2019. During the year ended December 31, 2018, $183,903 of principal due in connection with corporate promissory notes was converted to common stock and $14,230 of principal due in connection with corporate promissory notes was converted to preferred stock.

Other

Desert Sand Realty, LLC

In November 2014, the Company acquired a property management company located in Phoenix, Arizona for $55,000, and $35,000 of the purchase was financed through a seller-carryback loan. The loan had an interest rate of 6.00%, required monthly principal and interest payments, and matured in November 2018. The loan was repaid in full in November 2018.

F-29

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future Debt Maturities

As of December 31, 2019, the future aggregate principal repayments due on the Company’s notes payable for each of the years ending December 31, are as follows:

Year	Amount
2020	$42,692,384
2021	67,746,155
2022	4,566,576
2023	303,972
2024	1,116,780
Thereafter	5,443,199
Total	$121,869,066

Deferred Financing Costs

During the years ended December 31, 2019 and 2018, amortization and write-offs of deferred financing costs were $1,303,339 and $1,991,663, respectively.

Note 7 – Related Party Transactions

Notes Receivable – Related Parties

The Company, through its consolidated VIE’s, entered into unsecured promissory notes with related parties. The notes mature on various dates through December 2021 and have an interest rate of 12.00% per annum. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty. During the years ended December 31, 2019 and 2018, the Company earned $10,042 and $33,179, respectively, of interest in connection with the notes, which is included in interest income on the accompanying consolidated statements of operations. Interest due to the Company of $6,991 and $8,491 was outstanding as of December 31, 2019 and 2018, respectively, which is included in due from related parties on the accompanying consolidated balance sheets. As of December 31, 2019 and 2018, the outstanding principal balance on the notes were $2,027,978 and $127,978, respectively, which is included in notes receivable — related parties on the accompanying consolidated balance sheets.

Fund Management

The Company manages multiple private equity real estate funds. See Note 2 – Summary of Significant Accounting Policies above for detail on our revenues related to Fund Management. In general, the Company:

•	charges an initial one-time fee related to the initial formation, administration, and set up of the fund (collectively, “Set Up Fees”). For the years ended December 31, 2019 and 2018, the Company earned $75,000 and $200,000, respectively, of Set Up Fees in connection with newly opened funds from related parties, which are included in fund management on the accompanying consolidated statements of operations.

•	is entitled to receive reimbursement for certain expenses incurred or paid on behalf of the fund, which may include an allocation of certain administrative and overhead costs. We also receive an annual asset management fee equal to 1.00% – 1.50% of the non-affiliate capital contributions related to the on-going management of the assets owned by the fund and the overall fund administration (collectively, “Asset Management Fees”). During the years ended December 31, 2019 and 2018, the Company earned $3,134,287 and $3,491,815, respectively, of Asset Management Fees from related parties, which are included in fund management on the accompanying consolidated statements of operations.

F-30

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	is entitled to 20.00% – 35.00% of all cash distributions from the operating cash flows of the fund, after the payment of all priority preferred returns, and the repayment of any preferred capital contributions. We are also entitled to 20.00% – 35.00% of all cash distributions from the cash flows resulting from the sale or refinance of the assets of the fund, after the payment of all priority preferred returns, and the repayment of all capital contributions (collectively, “Carried Interest”). During the years ended December 31, 2019 and 2018, the Company earned $0 and $68,257, respectively, of Carried Interest from related parties, which is included in fund management on the accompanying consolidated statements of operations.

•	receives fees for services primarily relating to the marketing, offering, registering, and selling of equity and debt instruments of the affiliates (collectively, “Capital Raise Fees”). During the years ended December 31, 2019 and 2018, the Company earned $2,798,011 and $906,781, respectively, of Capital Raise Fees from related parties, which are included in fund management on the accompanying consolidated statements of operations.

As of December 31, 2019 and 2018, amounts due to the Company from related parties for fund management services was $3,672,429 and $1,302,125 respectively, which are included in due from related parties on the accompanying consolidated balance sheets.

Property Management

The Company provides property management services to residential and commercial properties owned by the funds which we manage. As of December 31, 2019 and 2018, the Company earned $47,177 and $320,566, respectively, of property management fees from related parties. As of December 31, 2018, amounts due to the Company from related parties for property management fees was $1,992, which are included in due from related parties on the accompanying consolidated balance sheets. There were no property management fees due as of December 31, 2019.

Construction and Development

The Company provides construction related services to affiliates and third parties, which include the build-out of tenant space, the renovation of hospitality, residential, and commercial real estate, and general real estate repair and maintenance services. In addition, the Company provides development services for ground-up development and repositioning of real estate assets. We recognize construction contract revenue over time, as performance obligations are satisfied, due to the continuous transfer of control to the customer. Construction contracts are generally accounted for as a single performance obligation and are not segmented between types of services. We recognize revenue using the percentage-of-completion method, based primarily on contract cost incurred to date compared to total estimated contract cost.

For the years ended December 31, 2019 and 2018, the Company recognized $4,736,775 and $4,324,588, respectively, of construction and development revenue from related parties. As of December 31, 2019 and 2018, amounts due to the Company from related parties for construction, development, and maintenance services were $1,342,073 and $731,188, respectively, which are included in due from related parties on the accompanying consolidated balance sheets.

F-31

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Brokerage

The Company provides real estate brokerage services related to the purchase and sale of residential and commercial properties owned by the funds which we manage. For the years ended December 31, 2019 and 2018, the Company recognized $316,750 and $206,765, respectively, of brokerage commission revenue from related parties, which are included in brokerage revenues on the accompanying consolidated statements of operations. As of December 31, 2019, amounts due to the Company from related parties for brokerage commissions was $84,715, which is included in due from related parties on the accompanying consolidated balance sheets. There were no brokerage commissions due as of December 31, 2018.

Notes Payable – Related Parties

The Company, through various consolidated VIE’s, entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. In addition, the Company has a related party unsecured promissory note with a former member of the Company’s executive management team. The notes payable – related parties consisted of the following as of December 31, 2019 and 2018:

	December 31,
Notes Payable - Related Parties	2019	2018	Interest Rate	Maturity Date
Caliber Diversified Opportunity Fund II, LP	$-	$151,250	12.00%	November 2020
Caliber Fixed Income Fund II, LLC	-	4,830,000	11.00%	Various
Caliber Fixed Income Fund III, LLC	10,936,551	5,171,172	10.00% - 12.00%	Various
CDIF, LLC	-	306,301	12.00%	June 2019
Former Management	160,000	185,000	0.87%	December 2023
	$11,096,551	$10,643,723

During the years ended December 31, 2019 and 2018, the Company incurred $1,206,929 and $1,018,134, respectively, of interest expense in connection with the notes payable – related parties, which is included in interest expense on the accompanying consolidated statements of operations. The interest payable as of December 31, 2019 and 2018 was $20,723 and $1,364,528, respectively, which is included in due to related parties on the accompanying consolidated balance sheets.

Future Minimum Payments

As of December 31, 2019, the future aggregate principal payments due to related parties from the Company related to the notes payable – related parties for each of the years ending December 31, are as follows:

Year	Amount
2020	$65,167
2021	10,871,384
2022	-
2023	160,000
2024	-
Thereafter	-
Total	$11,096,551

F-32

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hotel Management

The Company has entered into multiple agreements with Heavlin Management Company, LLC (“HMC”), an affiliated entity through common ownership of certain of the Company’s consolidated subsidiaries, to operate each of the Company’s hotel properties. The term of the agreements is generally ten years. HMC oversees the day-to-day operations and management responsibilities of each hotel property. Per the terms of the agreements, HMC receives a monthly fee equal to 3.00 – 4.00% of gross revenue, and may also receive an annual incentive fee, not to exceed 1.00% of gross operating revenues, by exceeding owner approved budgets for revenue and profits (collectively, “Hotel Management Fees”). Hotel Management Fees for the years ended December 31, 2019 and 2018, totaled $1,755,890 and $1,611,173, respectively, which are included in management fees on the accompanying consolidated statements of operations. During the year ended December 31, 2019, the Company incurred $43,613 of incentive fees, which are included in management fees on the accompanying consolidated statements of operations. No incentive fees were earned during the year ended December 31, 2018. Pursuant to one of the hotel management arrangements, HMC also earns an annual fixed fee of $100,000, which is included in management fees on the accompanying consolidated statements of operations. In addition to the Hotel Management Fees, HMC also charges the Company for certain shared services including sales and marketing, information technology, and human resources. Expenses for shared services for the years ended December 31, 2019 and 2018, totaled $1,365,100 and $1,158,855, respectively, which are included in general and administrative expenses and marketing and advertising expenses on the accompanying consolidated statements of operations, as applicable. The Company also reimburses HMC for expenses incurred or paid on its behalf. As of December 31, 2019 and 2018, amounts due to HMC totaled $201,282 and $300,241, respectively, which are included in due to related parties on the accompanying consolidated balance sheets. As of December 31, 2018, $37,831 of reimbursement was due to the Company from HMC, which are included in due from related parties on the accompanying consolidated balance sheets. There was no reimbursement due as of December 31, 2019. See Note 17 – Subsequent Events for information on Highgate Hotels, LP’s (“Highgate”) acquisition of HMC.

Withdrawal Agreement

In November 2014, the Company entered into an agreement with a former co-manager and member of one of the Company’s consolidated subsidiaries which outlined the terms of his resignation as co-manager and assignment of his member interest. In consideration for his resignation as co-manager and assignment of his member interest, the Company agreed to issue 55,556 shares of its common stock to the individual or his designee, provide the individual with $35,000 of construction services at no cost to the individual, and pay the individual or his designee up to $540,000 in cash, as outlined in the agreement. The Company issued the 55,556 shares of common stock in April 2015. As of December 31, 2019 and 2018, $292,309 and $386,990, respectively, was due to the former co-manager and member of the Company, which are included in due to related parties on the accompanying consolidated balance sheets related to this agreement.

Other

In the normal course of business, the Company has various amounts due from related parties, including affiliate entities and individuals, for various expenses paid for by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2019 and 2018, other amounts due from related parties were $41,658 and $276,169, respectively, which are included in due from related parties on the accompanying consolidated balance sheets.

In the normal course of business, the Company has various amounts due to related parties, including affiliated entities and individuals, for various expenses paid for by the affiliates on the Company’s behalf and other short-term payment advances. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2019 and 2018, other amounts due to related parties were $794,677 and $217,303, respectively, which are included in due to related parties on the accompanying consolidated balance sheets.

F-33

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 –  Other Liabilities

Other liabilities consisted of the following as of December 31, 2019 and 2018:

	December 31,
	2019	2018
Sales tax payable	$631,001	$545,387
Deposits	508,800	387,319
Deferred revenue	-	52,827
Tenant improvement allowance	11,588	32,047
Capital leases	341,318	315,104
Deferred rent liability	519,443	338,521
Billings in excess of costs	422,681	89,790
Other	163,471	21,685
Total other liabilities	$2,598,302	$1,782,680

Note 9 – Income Taxes

The following table shows the components of the income tax (provision) benefit from total operations for the years ended December 31, 2019 and 2018:

	Years Ended December 31,
	2019	2018
Current income tax provision/(benefit)
Federal	$-	$-
State	-	-
Total	-	-

Deferred income tax provision/(benefit)
Federal	1,397,597	(122,282)
State	258,811	(18,529)
Total	1,656,408	(140,811)
Adjustment to valuation allowance	(1,656,408)	140,811
Total income tax provision/(benefit)	-	-

Total deferred expense/(benefit)	$1,656,408	$(140,811)

F-34

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the U.S. federal statutory tax rate to the effective income tax rate for the years ended December 31, 2019 and 2018:

	December 31,
	2019	2018
U.S. federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	3.9%	3.8%
Income (loss) passed through to noncontrolling interest, federal tax	1.9%	(16.2%)
Income (loss) passed through to noncontrolling interest, state tax	0.3%	(2.9%)
Permanent differences, VIEs	0.4%	(1.3%)
Prior period tax return true-up in current year	(0.1%)	(3.2%)
Nondeductible expenses	0.4%	(0.1%)
Change in valuation allowance	(27.8%)	(1.1%)
Effective income tax rate	0.0%	0.0%

The following table summarizes the components of the Company’s deferred tax assets and liabilities as of December 31, 2019 and 2018:

	December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$4,732,385	$3,952,750
Sec 362 basis step-up	441,081	458,536
Deferred compensation	621,238	503,301
Fixed assets	231,797	380,549
Other	124,877	50,021
Total	6,151,378	5,345,157

Deferred tax liabilities:
Passthrough income from Partnerships	(3,668,596)	(1,212,475)
Other	(25,212)	(18,704)
Total	(3,693,808)	(1,231,179)
Valuation Allowance	(2,457,570)	(4,113,978)
Net deferred tax assets	$-	$-

As of December 31, 2019 and 2018, the Company had approximately $19 million and $17 million of federal and state net operating losses (“NOL”), respectively, available to offset future taxable income. The federal and state NOLs arising in 2017 and prior, if not utilized, begin expiring in the year 2035. NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s federal NOL carryovers may be limited in the event of a change in control of ownership.

F-35

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In assessing the need for a valuation allowance against its net deferred tax assets, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considered cumulative losses as a significant piece of negative evidence and established a full valuation allowance of $2,457,570 and $4,113,978 against the Company’s net deferred tax assets as of December 31, 2019 and 2018, respectively.

The changes to the Company’s valuation allowance during the years ended December 31, 2019 and 2018 were as follows:

	2019	2018
Valuation allowance at the beginning of the year	$4,113,978	$3,973,166
Changes in valuation allowance recorded during the year	(1,656,408)	140,812
Valuation allowance at the end of the year	$2,457,570	$4,113,978

The Company and its subsidiaries are subject to the following significant taxing jurisdictions: U.S., Arizona, Alaska, Utah, California, Colorado, and Nevada. The Company is currently not under income tax examination in any tax jurisdiction.

Although we believe our tax returns are correct, the final determination of tax examinations and any related litigation could be different from what was reported on the tax returns. We are currently open to audit under the statute of limitations by the United States Internal Revenue Service as well as state taxing authorities for the past four years.

We apply U.S. GAAP related to accounting for uncertainty in income taxes, which prescribes a recognition threshold that a tax position is required to meet before recognition in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We do not believe that there are any positions taken by the Company which would require recognition or disclosure in these financial statements for the years ended December 31, 2019 and 2018.

F-36

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Supplemental Cash Flow Disclosures

Supplemental cash flow information consisted of the following for the years ended December 31, 2019 and 2018:

	Years Ended December 31,
	2019	2018
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of capitalized interest of $209,589 and $444,539 for the years ended December 31, 2019 and 2018, respectively.	$10,927,849	$11,424,168
Cash paid for income taxes	-	-

Supplemental Disclosures of Non-cash Investing and Financing Activities
Investments in real estate assets included in accounts payable	$298,411	$303,038
Investments in real estate assets included in due to related parties	-	910,203
Real estate investments reclassified to held for sale	-	14,424,414
Real estate investments reclassified to held for use	9,279,976	-
Deferred financing costs included in accrued expenses	375,613	220,000
Exchange of common stock for professional services included in accounts payable	-	28,014
Exchange of common stock to settle obligations	148,148	-
Conversion of noncontrolling interests to common stock	-	55,941
Conversion of notes payable to preferred stock	-	14,230
Conversion of notes payable to common stock	-	183,903
Buyback obligation	-	13,577,152
Accretion of mezzanine equity value	-	51,327
Elimination of notes payable – related parties at consolidation	(3,250,000)	-
Consolidation/deconsolidation of VIEs, net:
Real estate investments	7,515,128	-
Accumulated depreciation	673,520	-
Real estate assets held for sale	(130,364)	-
Accounts receivable, net	16,474	-
Prepaid and other assets	238,013	-
Notes payable	(2,800,235)	-
Notes payable – related parties	(2,250,000)	-
Accounts payable	(405,880)	-
Accrued expenses	(3,204,397)	-
Accumulated deficit	451,944	-
Noncontrolling Interests	(10,021,336)	-

F-37

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 –  Commitments and Contingencies

Legal Matters

In August 2014, the Company entered into a consulting agreement with Mercadyne Advisors, LLC (“Mercadyne”) and 6831614 Manitoba Ltd. (“Manitoba”) (collectively, the “Consultants”). Per the agreement, the services to be provided by the Consultants were business consulting related services primarily focused on assisting the Company in accessing capital markets and designing, implementing, and completing a public offering. In exchange for the services, the agreement outlined the Consultants’ compensation to include a $25,000 monthly fee paid in cash and a contingently exercisable warrant to purchase a 15.00% equity interest in the Company for an aggregate exercise price of $1,000, exercisable upon the completion of a public offering. The agreement was amended in February 2015, for the purposes of amending the compensation to be a grant of equity rather than a warrant to purchase a 15.00% equity interest in the Company on a fully diluted basis as of the date of the amendment, for a price of $1,000, and to memorialize that all services required to be provided in connection with the agreement had been provided, although a public offering had not been completed. The agreement does not include a stated number of shares of common stock to be issued in exchange for the services provided. In March 2017, the Company and Mercadyne entered into a stock subscription agreement which finalized the number of shares of common stock to be issued to Mercadyne in connection with the consulting agreement and related amendment. The final number of shares issued to Mercadyne in connection with the agreement was 1,325,324. At the time of the settlement our liability was reduced by $1,126,525, with a corresponding increase to stockholders’ equity. As of December 31, 2019 and 2018, the Company and Manitoba were in the process of negotiating the number of shares of common stock to be issued to finalize the arrangement, and the Company had a remaining liability recorded in the amount of $1,381,526.

On January 27, 2020, Manitoba, and its President, filed a complaint in Maricopa County Superior Court in the State of Arizona against the Company and each of the members of its Board of Directors claiming among other things, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment and fraud in the inducement, in connection with the above equity grant. The complaint seeks damages in the amount of $10,905,575, but in no event less than $8,126,620, treble damages under the argument that the unissued shares are wages under Arizona law, or, alternatively, specific performance that the Company issue Manitoba 2,181,115 shares of Class A Common Stock, but in no event less than 1,625,324 shares. The complaint also seeks fees, costs, interest and such other relief as the court deems just and proper. At the Company’s urging, a stipulation to place the entire matter into private, binding arbitration before the American Arbitration Association (“AAA”) in accord with the parties’ prior agreement documentation was executed by counsel for the parties. On March 27, 2020, the Court ordered the parties to AAA arbitration, to be commenced within thirty days of said order. The arbitration commenced and, on May 29, 2020, the respondents submitted their answering statement and counterclaim to the AAA. No additional dates have yet been set by the AAA, but the next dates will be for an administrative conference with AAA staff, followed by arbitrator selection, followed by a scheduling conference with the arbitration panel. The Company believes that the claims are without merit and intends to vigorously defend its position. The ultimate outcome of this legal matter cannot presently be determined. Accordingly, any adjustment that might result from the resolution of this matter has not been reflected in the consolidated financial statements. If all shares demanded further to the aforementioned complaint are ultimately issued to Manitoba, investors’ relative ownership interest will experience additional dilution.

Construction Contracts

In connection with our development, redevelopment and capital improvement activities, we have entered into various construction related contracts and we have made commitments to complete certain projects, pursuant to financing or other arrangements. As of December 31, 2019 and 2018, our commitments related to these activities were $2,048,303 and $2,864,007, respectively.

F-38

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Franchise Agreements and Advance Key Money

Intercontinental Hotel Group

In August 2013, the Company entered into a 20-year franchise agreement with Holiday Hospitality Franchising, LLC (“IHG”). Pursuant to the terms of the franchise agreement, the Company pays the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $12.75 per room
•	marketing fee of $3.00 per room

As a part of the franchise agreement, Six Continents, Inc., an affiliate of IHG, advanced $1,500,000 (“Advance Key Money”) to the Company to retain IHG as the franchisor on the hotel property for 20 years. Based on the term of the franchise agreement, each year, beginning in August 2015, the Company recognizes $75,000 of the previously deferred Advance Key Money, which is included as a reduction of franchise fees in the accompanying consolidated statements of operations for each of the years ended December 31, 2019 and 2018. The Company is not required to repay any part of the Advance Key Money unless the franchise agreement is cancelled before the termination date of August 2033.

In June 2015, the Company entered into a separate 10-year franchise agreement with IHG, which expires in June 2025. The Company paid an initial fee of $114,000 in connection with the franchise agreement, which is being amortized over the term of the agreement. The amortization of the initial franchise fee is included in franchise fees on the accompanying consolidated statements of operations and totaled $11,400 for the years ended December 31, 2019 and 2018. Per the terms of the agreement, the Company pays the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $13.26 per room
•	all fees due for marketing

In July 2018, the Company entered into a separate 15-year franchise agreement with IHG, which expires in July 2033. The Company paid an initial fee of $53,000 in connection with the franchise agreement, which is being amortized over the term of the agreement. The amortization of the initial franchise fee is included in franchise fees on the accompanying consolidated statements of operations and totaled $3,533 and $1,674 for the years ended December 31, 2019 and 2018, respectively. Per the terms of the agreement, the Company pays the following fees on a monthly basis:

•	royalty fee of 5% of gross room revenue
•	service contribution fee of 3% of gross room revenue
•	technology fee of $14.08 per room
•	all fees due for marketing

F-39

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hampton Inn

In October 2014, the Company entered into a franchise agreement with Hampton Inns Franchise, LLC, which expires in November 2030. The Company paid an initial fee of $150,000 in connection with the agreement, which is being amortized over the term of the agreement. The amortization of the initial franchise fee is included in franchise fees on the accompanying consolidated statements of operations and totaled $9,278 for the years ended December 31, 2019 and 2018. Per the terms of the franchise agreement, the Company pays the following fees on a monthly basis:

•	program fee of 4% of gross room revenue
•	royalty fee of 6% of gross room revenue

Hilton Worldwide

In June 2016 and November 2016, the Company entered into two 10-year franchise agreements with Hilton Franchise Holdings, LLC, an affiliate of Hilton Worldwide. The Company paid an initial fee of $125,000 in connection with each agreement, which is being amortized over the term of the agreements. The amortization of the initial franchise fees is included in franchise fees on the accompanying consolidated statements of operations and totaled $25,000 for the years ended December 31, 2019 and 2018. Per the terms of the franchise agreements, the Company pays the following fees on a monthly basis:

•	program fee of 4% of gross room revenue
•	royalty fee of 5% of gross room revenue
•	food and beverage fee of 1-3% of gross food and beverage revenue

The food and beverage fee is equal to 1% of gross food and beverage revenue during the first year of the franchise agreement, 2% during the second year of the franchise agreement, and 3% thereafter.

Marriott International, Inc.

In June 2018, the Company entered into a 15-year franchise agreement with Marriott International, Inc. The Company paid an initial fee of $125,000 in connection with each agreement, which is being amortized over the term of the agreements. The amortization of the initial franchise fee is included in franchise fees on the accompanying consolidated statements of operations and totaled $8,333 and $3,948 for the years ended December 31, 2019 and 2018, respectively. Per the terms of the franchise agreements, the Company pays the following fees on a monthly basis:

•	program fee of 5.5% of gross room revenue
•	marketing fund fee of 1% of gross room revenue

The Company recognized total aggregate franchise fees of $4,145,715 and $3,563,149 for the years ended December 31, 2019 and 2018, respectively.

Insurance Claims

In July 2016, the Company experienced significant damage to one of our multi-family properties resulting from severe weather. The Company recognized a loss of $1,871,336 in connection with the damage to the property. The Company submitted an initial insurance claim to its insurer, which was denied. We subsequently engaged legal counsel to pursue the claim and the Company collected proceeds related to damages in the amount of $982,714 in March 2018, which is included in other (income) expenses, net on the accompanying consolidated statements of operations.

F-40

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contractual Lease Obligations

Equipment Lease

During the years ended December 31, 2019 and 2018, the Company entered into multiple lease agreements for equipment, all of which have been accounted for as capital leases. The leases have a 36-month to 48-month term, require monthly lease payments, and have a bargain purchase option at maturity. The recorded lease liability as of December 31, 2019 and 2018 was $341,318 and $315,104, which is included in other liabilities on the accompanying consolidated balance sheets.

As of December 31, 2019, the future required payments, for each of the years ending December 31, were as follows:

Year	Amount
2020	$135,062
2021	133,188
2022	111,176
2023	-
2024	-
Thereafter	-
Minimum lease payments	379,426
Less interest	(38,108)
Total	$341,318

Office Lease

In July 2018, the Company entered into a new corporate office lease agreement, which has been accounted for as an operating lease. The lease is for a term of 7.6 years and includes a rent abatement period and tenant improvement allowance. The lease includes options for two 5-year extension periods.

As of December 31, 2019, the future required payments, for each of the years ending December 31, were as follows:

Year	Amount
2020	$428,137
2021	476,216
2022	444,926
2023	452,558
2024	502,164
Thereafter	596,796
Total	$2,900,797

F-41

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ground Leases

In November 2012, we acquired a hotel property in Phoenix, Arizona, which is subject to a ground lease and requires monthly lease payments of approximately $78,000, subject to annual adjustments through December 2049, at which time the ground lease expires. The ground lease, accounted for as an operating lease, required a deposit of $325,000, which is included in other assets on the accompanying consolidated balance sheets as of December 31, 2019 and 2018. At the time of acquisition, it was determined that the lease rate of the ground lease was at a rate which management estimated was above the fair market lease rate. Accordingly, we recorded a liability in the amount of the estimated fair value (Level 3) of the above market lease. The above market lease is amortized as a reduction to lease expense over the term of the lease. Accumulated amortization of the above-market lease intangible as of December 31, 2019 and 2018, was $898,760 and $773,351, respectively.

In October 2014, we acquired a hotel property residing on land which is subject to a ground lease and is subleased to the Company. The sublease requires monthly lease payments of approximately $17,000 which consist of base rent, taxes, and other charges, and are subject to annual adjustments. The amount of the base rent increases over time. The original sublease expires in May 2056; however, the sublease includes two 5-year extension options and a third extension option for an additional 27 months.

As of December 31, 2019, the estimated future minimum lease payments on the ground leases and the future amortization of the related above market lease intangible for each of the years ending December 31, are as follows:

Year	Lease Payments	Intangible Amortization	Net Lease Expense
2020	$1,028,672	$(125,409)	$903,263
2021	1,028,672	(125,409)	903,263
2022	1,028,672	(125,409)	903,263
2023	1,028,672	(125,409)	903,263
2024	1,028,672	(125,409)	903,263
Thereafter	28,458,344	(3,135,211)	25,323,133
Total	$33,601,704	$(3,762,256)	$29,839,448

Rent expense was $1,561,562 and $1,369,398 for the years ended December 31, 2019 and 2018, respectively, which includes rent expense related to operating leases for office space and ground leases. In addition to the arrangements outlined above, the Company regularly enters into short-term equipment and other rentals. Rent expense is included within operating expenses or general and administrative expense in the accompanying consolidated statements of operations, depending on the nature of the individual rental arrangement.

Environmental Matters

In connection with the ownership and operation of real estate assets, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition, in each case, that it believes will have a material adverse effect on the results of operations.

F-42

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Buyback Program

In September 2018, the Company agreed to repurchase all 6,239,846 shares (“Buyback Program”) owned by one of its non-participating founders for $2.70 per share of common stock in exchange for an amendment to such non-participating founder’s shareholder voting rights and other Company protections. Among other things, the Company’s obligation to reacquire the non-participating founder’s shares terminates when the Company’s common stock is listed on a national exchange. The shares are being reacquired at various amounts ranging from 6,000 to 10,000 units on a monthly basis until such time as the Company has satisfied the termination conditions or until all of the shares have been reacquired, which could be in 2075. Due to the length of time of the liability, the Company recorded a liability of $13,645,954 and a corresponding reduction to equity in treasury stock at the inception of the Buyback Program using a present value discount rate of 10.00%. During the years ended December 31, 2019 and 2018, the Company repurchased 99,500 and 18,000 shares, respectively. As of December 31, 2019 and 2018, the balance of the liability was $13,310,580 and $13,577,152, respectively, which is included in buyback obligation on the accompanying consolidated balance sheets. The remaining number of shares to be repurchased as of December 31, 2019 and 2018 was 6,122,346 and 6,221,846, respectively.

As of December 31, 2019, the future aggregate principal payments related to the Buyback Program for each of the years ending December 31, are as follows:

Year	Amount
2020	$294,300
2021	324,000
2022	324,000
2023	324,000
2024	324,000
Thereafter	14,940,281
Minimum lease payments	16,530,581
Less interest	(3,220,001)
Total	$13,310,580

Note 12 – Stockholders’ Equity and Share-Based Payments

In June 2019, the Company amended and restated its certificate of incorporation which increased the number of shares to 125,000,000 consisting of: (i) 100,000,000 shares of Class A Common Stock at a par value of $0.001 per share, (ii) 15,000,000 shares of Class B Common Stock (Founder shares owned by our President and Chief Operating Officer and our Chief Executive Officer) at a par value of $0.001 per share, and (iii) 10,000,000 shares of Preferred Stock at a par value of $0.001 per share, including 2,564,103 shares designated as Series A. Any shares issued and outstanding and that are owned by a holder other than a Founder were reclassified into one share of Class A Common Stock. All Founders stock were automatically reclassified into shares of Class B Common Stock.

F-43

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2019, the Company entered into a second amended and restated certificate of incorporation which authorized the Company to increase the number of shares to 137,500,000 shares of capital stock consisting of: (a) 115,000,000 shares of Common Stock with a par value of $0.001 per share consisting of (i) 100,000,000 shares of Class A Common Stock with a par value of $0.001 per share; (ii) 15,000,000 shares of Class B Common Stock with a par value of $0.001 per share; and (b) 22,500,000 shares of preferred stock with a par value of $0.001 per share including (i) 2,564,103 shares designated as Series A and (ii) 12,500,000 shares designated as Series B with (iii) 7,435,897 shares remaining undesignated. See Note 13 – Redeemable Preferred Stock for more detail.

The Class B Common Stock is identical in all respects to Class A Common Stock, except it is entitled to 10 votes per share and is convertible at any time on a one-for-one basis into shares of Class A Common Stock. All other rights, privileges, and rank will be shared equally and be identical in all respects as to all matters.

Common Stock

Subject to the rights of holders of any Series A preferred stock having preference as to dividends, the holders of common stock shall be entitled to receive dividends when, as, and if declared by the board of directors. The holders of common stock shall at all times vote together as one class on all matters. Class A Common Stock shall be entitled to one vote for each share of common stock and Class B Common Stock shall be entitled to 10 votes for each share of common stock. No holder of shares of common stock shall have the right to cumulate votes. In the event of liquidation, subject to the prior rights of holders of preferred stock to share ratably in the Company’s assets, the holders of common stock and holders of any shares of preferred stock which are not entitled to any preference in liquidation shall share equally and ratably in the Company’s assets available for distribution after giving effect to any liquidation preference of shares of preferred stock. The holders of Class A Common Stock shall not have any conversion, redemption, or other preemptive rights. The holders of Class B Common Stock are entitled to a conversion upon notice or an automatic conversion upon transfer at which time the Class B Common stockholder will be entitled to one fully paid and nonassessable share of Class A Common Stock. In addition, Class B Common Stock shall not have any redemption or other preemptive rights.

From inception through December 31, 2019, the Company issued shares of common stock that were sold in units through various tranches equivalent to ranges from one share to 5,882 shares of common stock per unit. Within a few of the tranches, shares of common stock included a warrant to purchase additional shares of common stock within certain timeframes. The warrants had an exercise price ranging from $1.70 to $2.00 per share.

As of December 31, 2019 and 2018, the total shares issued within the Company’s tranches, excluding shares issued to founders of the Company, were 9,365,252 and 9,254,675, respectively, of which 804,997 and 694,420, respectively, were in connection with the exercise of warrants.

F-44

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The table below summarizes the warrant activity for the years ended December 31, 2019 and 2018, and the number of potential shares of common stock to be issued in connection with outstanding warrants as of December 31, 2019 and 2018:

Shares
January 1, 2018	1,209,187
Warrants issued	-
Warrants exercised	(663,803)
Warrants expired	(333,489)
December 31, 2018	211,895
Warrants issued	36,503
Warrants exercised	(110,577)
Warrants expired	(91,152)
December 31, 2019	46,669

As of December 31, 2019 and 2018, the weighted average remaining term, in months, and the weighted average exercise price of the outstanding warrants was as follows:

	2019	2018
Weighted-average remaining term (in months)	16.13	15.52
Weighted-average exercise price	$1.80	$1.93

2017 Incentive Stock Plan

The Company may award stock options to employees under the 2017 Incentive Stock Plan (“2017 Plan”). The 2017 Plan allows the Company to: (i) grant stock awards, (ii) grant stock options, and (iii) offer restricted stock purchases to directors, executives and selected employees, consultants, and advisors. Options will vest if the recipient maintains constant employment through the end of the requisite service period. At the initial grant date of June 2018, approximately 1.36 million options vested immediately resulting in approximately $1.01 million of compensation expense recognized. The following inputs and assumptions were used to calculate the weighted average fair values of the options granted for the years ended December 31, 2019 and 2018:

	December 31,
	2019	2018
Expected term (in years)	6.46	6.46
Volatility	30.00%	30.00%
Dividend yield	0.00%	0.00%
Risk-free rate	2.07%	3.05%
Grant date fair value	$1.201	$0.730

F-45

Compensation expense is recognized on a straight-line basis over the service period. During the years ended December 31, 2019 and 2018, the Company recorded $474,196 and $1,332,882, respectively, of expense related to the 2017 Plan. As of December 31, 2019 and 2018, there was $1,138,040 and $955,560, respectively, of unrecognized compensation expense related to the 2017 Plan with a weighted-average remaining term of 2.0 years.

The following table details the activity of the 2017 Plan during the years ended December 31, 2019 and 2018:

	Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, January 1, 2018	-	$-	-	$-
Granted - Employee	3,113,597	1.99	-	-
Forfeited - Employee	(108,773)	1.99	-	-
Outstanding, December 31, 2018	3,004,824	1.99	6.46	1,332,882
Granted - Employee	915,300	2.75	-	-
Granted - Non-Employee	25,000	3.48	-	-
Forfeited - Employee	(247,802)	1.99	-	-
Outstanding, December 31, 2019	3,697,322	$2.19	6.46	$2,410,100

Non-employee Grants

In May 2019, the Company issued 25,000 incentive stock options to three members of Caliber’s Advisory Board under the terms of the 2017 Plan. See Note 11 – Commitments and Contingences - Legal Matters for information on other non-employee grants not related to the 2017 Plan.

Note 13 – Redeemable Preferred Stock

Series A

The powers, preferences, rights, and limitations of Series A are as follows:

•	Holders of Series A are entitled to receive non-cumulative dividends equal to 12.00% per annum prior to the payment of any dividends to holders of common stock.
•	In the event of the liquidation of the Company, holders of Series A are entitled to receive an amount equal to their original contribution plus any declared and accrued but unpaid dividends prior to any payment or distribution to common stockholders.
•	Shares of Series A are convertible into shares of common stock at a conversion ratio of 1.25 shares of common stock for each share of Series A, any time prior to a redemption by the Company or a mandatory conversion, at the holders’ option.
•	Upon the common stock of the Company publicly trading at a per share price on a weighted average over 20 trading days at a market capitalization of at least $100,000,000, Series A will automatically be converted into shares of common stock at a conversion ratio of 1.25 shares of common stock for each share of Series A.
•	All outstanding shares of Series A shall be redeemed by the Company on the fourth anniversary of the issuance of such shares (the “Redemption Date”) at a price of $2.25 per share, plus any declared and accrued but unpaid dividends. At any time during the one-year period immediately preceding the Redemption Date, the Company may redeem shares of Series A at a price equal to $2.3625 per share.
•	Holders of Series A and Series B and holders of common stock shall vote together and not as separate classes and shall be entitled to vote with common stockholders as if their shares were converted into shares of common stock.
•	Series A shall, with respect to dividend rights and rights of liquidation, winding up and dissolution, rank senior to all Series B, the Class A Common Stock and the Class B Common Stock, and all classes and series of stock of the Company now authorized, issued or outstanding.

F-46

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2016, the Company began selling shares of Series A in units equivalent to two shares of common stock and one share of Series A per unit, at a cost of $5.85 per unit ($1.80 per share of common stock and $2.25 per share of Series A). As of December 31, 2019 and 2018, the Company had issued a total of 1,657,396 units or 1,657,396 shares of preferred stock.

As of December 31, 2019, the future mandatory redemptions for each year ended December 31, were as follows:

Year	Amount
2020	$1,615,344
2021	1,565,136
2022	661,454
2023	-
Thereafter	-
Total	$3,841,934

One year following the issuance of Series A, the Company is required to establish, and contribute to a reserve of funds on a quarterly basis, an amount that shall cumulatively be sufficient to pay any amounts due for the redemption of Series A. The quarterly contributions to the reserve are required to be at least one-twelfth (1/12) of the total amount needed to pay for the redemption of all of the Series A then outstanding. As of December 31, 2019 and 2018, the required reserve was $2,242,809 and $320,161, respectively.

During the years ended December 31, 2019 and 2018, the Company paid dividends to preferred stockholders in the amounts of $439,876, or $0.27 per share and $390,508, or $0.24 per share, respectively. As of December 31, 2019 and 2018, preferred dividends in arrears were $112,794, or $0.07 per share.

Series B

The powers, preferences, rights, and limitations of Series B are as follows:

•	Series B shall, with respect to rights on liquidation, winding up and dissolution, rank junior to the Company’s Series A and senior to the holders of common stock.
•	In the event of liquidation of the Company, the holders of Series B shall be entitled to receive, after payment is made to the holders of Series A of the full preferential amount to which they shall be entitled and before any payment or distribution shall be made in respect to any junior securities, cash in an amount equal to $4.00 for each share of Series B plus an amount equal to all declared and accrued but unpaid dividends.
•	Shares of Series B are convertible into shares of Class A common stock on the option conversion date at a conversion ratio of one share of Class A common stock, subject to adjustments.
•	Upon (i) the closing of the sale of shares of Class A common stock to the public in a firm-commitment underwritten public offering, (ii) a direct listing of Class A common stock on a national stock exchange or the OTC, (iii) the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, (iv) the date of the sale of all or substantially all of the stock or assets of the Company, or (v) the date of the written consent or affirmative vote of a majority of the Series B then outstanding, the Series B will automatically be converted into the number of shares of common stock into which such shares of Series B would be converted on the date of such occurrence.
•	Holders of Series B, Series A and holders of common stock shall vote together and not as separate classes and shall be entitled to vote with common stockholders as if their shares were converted into shares of common stock.
•	At any time when at least 25% of the initially issued shares of Series B remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of a majority of the Series B then outstanding voting separately as a single class: (i) alter the rights, powers or privileges of the Series B or bylaws in a way that adversely affects the Series B; or (ii) authorize or create any new class or series of capital stock having rights, powers, or privileges that are senior to the Series B in terms of the liquidation preference of the Series B.

The Company is authorized to issue up to 12,500,000 shares of Series B at an amount equal to $4.00 per share and as of December 31, 2019 no shares have been issued. See Note 1 – Organization and Basis of Presentation for more detail relating to the Series B in our Reg A Offering.

F-47

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Net Income (Loss) Per Share

Basic earnings per common share for the years ended December 31, 2019 and 2018 are calculated by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted-average number of shares outstanding plus the dilutive impact of all potential dilutive common shares, consisting of stock options and warrants using the treasury stock method, and convertible debt and preferred stock using the if-converted method.

The Company considered the two-class method in calculating the basic and diluted earnings per share for the year ended December 31, 2019. However, it was determined that there was no impact to the calculation of basic and diluted net income (loss) per share attributable to common stockholders as Class A and Class B Common Stock share in the same earnings and profits, thus, having no impact on the calculation.

The Company has calculated the basic and diluted earnings per share during the years ended December 31, 2019 and 2018 as follows:

	Years Ended December 31,
	2019	2018
Numerator:
Net income (loss) attributable to CaliberCos Inc.	$6,467,490	$(2,992,701)
Preferred stock dividends	(439,876)	(390,508)
Convertible debt interest	127,539	-
Accretion of mezzanine equity value	-	(51,327)
Net income (loss) attributable to common shareholders of CaliberCos Inc.	$6,155,153	$(3,434,536)
Denominator:
Weighted average shares outstanding - basic	28,031,275	27,405,332
Dilutive shares - options, net	3,190,710	-
Dilutive shares - warrants, net	25,668	-
Dilutive shares - preferred shares	2,071,745	-
Dilutive shares - convertible debt	434,860	-
Weighted average shares outstanding - diluted	33,754,258	27,405,332

Basic net income (loss) per share attributable to common shareholders	$0.22	$(0.13)
Diluted net income (loss) per share attributable to common shareholders	$0.18	$(0.13)

For the year ended December 31, 2019, there have been no exclusions of potential additional common stock from the computation of diluted income per share attributable to common stockholders as none of the potential exercise of stock options and warrants or the potential conversion of preferred shares and convertible debt were antidilutive. The number of antidilutive shares for the year ended December 31, 2018, consisting of exercised warrants and stock options and conversion of preferred shares, which have been excluded from the computation of diluted loss per share were as follows:

	Years Ended December 31,
	2019	2018
Additional common shares, if warrants were exercised	-	211,895
Additional common shares, if preferred shares were converted	-	2,071,745
Additional common shares, if stock options were exercised	-	3,004,824
	-	5,288,464

F-48

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Fair Value of Financial Instruments

The Company estimates fair values of financial instruments using available market information and established valuation methodologies. Accordingly, the estimates presented are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or valuation methodologies may have a material effect on the estimated fair value amounts.

Financial instruments that approximate fair value due to the short-term nature of the instruments consist of cash, restricted cash, accounts receivable, and accounts payable. The fair values of long-term debt, advance key money, and interest rate caps have been estimated based on current rates available for similar instruments with similar terms, maturities, and collateral. The carrying values of the Company’s long-term debt, advance key money, and interest rate caps as of December 31, 2019 and 2018, approximated fair value, except for the long-term debt instruments listed below, all of which were measured with Level 2 inputs. The estimated fair values for the instruments below were determined by management based on a discounted future cash-flow model.

	December 31, 2019		December 31, 2018
Note Payable	Carrying Value	Fair Value	Carrying Value	Fair Value
Hampton Inn & Suites Hotel	$6,507,000	$5,742,625	$6,693,000	$5,806,000
Palms Apartment Portfolio	-	-	9,438,000	8,413,000

Note 16 – Segment Reporting

The Company’s operations are organized into eight reportable segments for management and financial reporting purposes, which are broadly separated in two categories; (i) real estate services (Fund Management, Construction & Development, Property Management, and Real Estate Brokerage) and (ii) real estate operations (Hospitality, Residential, Commercial, and Diversified). Each segment is described below:

Real Estate Services

Fund Management

This segment includes all of our corporate operations, as well as the revenue generated by the fund/asset management services and capital raising services provided to the private equity real estate funds which the Company is affiliated with.

Construction and Development

This segment includes our construction and development operations. The Company provides a variety of construction and development services to affiliated entities as well as third parties.

Property Management

This segment includes our property management operations. The Company provides a comprehensive range of services including tenant screening, lease-up, collections, repairs and maintenance, and eviction/removal for affiliated entities as well as third parties.

F-49

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Real Estate Brokerage

This segment includes our real estate brokerage operations and the operating activity of the single-family assets, which are owned by the Company. The Company generates commission revenue by acting as a broker for residential and commercial real estate owners and investors seeking to buy and/or sell properties, including investment properties, as well as primary residences. The Company provides brokerage services to affiliated entities as well as third parties. The operating activity of the single-family assets involve both the sale and rental of real estate assets.

Real Estate Operations

Hospitality

This segment includes all of the operating activity of the hotel properties which are affiliates of the Company.

Residential

This segment includes all of the operating activity of the single-family and multi-family assets, which are affiliates of the Company. The Company is involved in both the sale and rental of residential real estate assets. This segment also includes residential property development projects in various stages of completion.

Commercial

This segment includes all of the operating activity of the commercial properties which are affiliates of the Company. The Company is involved in both the sale and rental of commercial real estate assets. This segment also includes commercial property development projects in various stages of completion.

Diversified

This segment includes the operating activities of certain entities which are involved in the financing of various affiliated real estate properties through both debt and equity investments.

Due to the diversity of our economic ownership interests across our properties, our chief executive officer, who is our chief operating decision maker (“CODM”), assesses the operating performance of our assets based on our proportionate share of net income (loss). The information below includes the operating results and measures of profitability for all operating entities which the Company and our CODM analyze on a regular basis, as the ultimate profitability of each entity, and value of its assets, will impact the ultimate profitability of the Company. The total assets and results of each segment are presented on a gross basis, prior to any necessary adjustments to (i) eliminate inter-segment transactions, (ii) eliminate the results of entities that are not included in our accompanying consolidated U.S. GAAP financial statements, (iii) eliminate revenue activity presented gross when U.S. GAAP requires net, and (iv) reclassify items to reflect U.S. GAAP consolidated presentation. The following tables present the revenues and net income (loss) of each of our reportable segments for the years ended December 31, 2019 and 2018, and total assets as of December 31, 2019 and 2018:

F-50

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2019
	Real Estate Services					Real Estate Operations					Eliminations
	Fund	Construction &	Property	Real Estate							Non-		CaliberCos Inc.
	Management	Development	Management	Brokerage	Total	Hospitality	Residential	Commercial	Diversified	Total	consolidated	Intercompany	& Subsidiaries
Revenues
Hospitality	$-	$-	$-	$-	$-	$58,765,603	$-	$-	$-	$58,765,603	$(1,990,462)	$-	$56,775,141
Construction and development	-	7,484,173	-	-	7,484,173	-	-	-	-	-	-	(1,767,702)	5,716,471
Real estate sales	-	-	-	2,218,890	2,218,890	-	-	-	-	-	-	-	2,218,890
Rental income	-	-	-	75,800	75,800	-	8,209,171	994,686	-	9,203,857	(2,919,300)	(167,549)	6,192,808
Fund management	9,313,055	-	-	-	9,313,055	-	-	-	-	-	-	(3,305,757)	6,007,298
Property management	-	-	299,733	-	299,733	-	45,452	2,441	-	47,893	(20,480)	(279,969)	47,177
Brokerage	-	-	-	1,662,281	1,662,281	-	-	-	-	-	-	(813,293)	848,988
Other	-	2,753	38,856	-	41,609	-	38,396	2,313	-	40,709	(22,239)	1,016	61,095
Total revenues	9,313,055	7,486,926	338,589	3,956,971	21,095,541	58,765,603	8,293,019	999,440	-	68,058,062	(4,952,481)	(6,333,254)	77,867,868

Expenses
Cost of sales - hospitality	-	-	-	-	-	22,210,877	-	-	-	22,210,877	(1,516,885)	-	20,693,992
Cost of sales - construction and development	-	5,042,024	-	-	5,042,024	-	-	-	-	-	-	(1,374,439)	3,667,585
Cost of sales - real estate	-	-	-	1,417,426	1,417,426	-	-	-	-	-	-	(19,035)	1,398,391
Cost of sales - brokerage	-	-	-	907,562	907,562	-	-	-	-	-	-	(349,212)	558,350
Operating costs	6,944,475	983,231	51,122	261,356	8,240,184	11,512,263	4,160,052	566,055	28,937	16,267,307	(2,375,582)	(593,815)	21,538,094
General and administrative	1,692,272	129,794	17,308	57,119	1,896,493	3,799,385	866,778	361,715	729,924	5,757,802	(1,728,966)	(170,425)	5,754,904
Marketing and advertising	403,642	16,469	276	14,789	435,176	4,443,199	218,789	84,171	1,374,688	6,120,847	(1,822,909)	(68,514)	4,664,600
Franchise fees	-	-	-	-	-	4,151,322	-	-	-	4,151,322	(5,607)	-	4,145,715
Management fees	-	-	-	-	-	4,584,790	941,664	267,423	2,146,625	7,940,502	(2,909,775)	(3,050,355)	1,980,372
Depreciation	53,148	-	-	122,574	175,722	7,847,293	2,196,605	357,928	-	10,401,826	(2,140,038)	(71,578)	8,365,932
Total expenses	9,093,537	6,171,518	68,706	2,780,826	18,114,587	58,549,129	8,383,888	1,637,292	4,280,174	72,850,483	(12,499,762)	(5,697,373)	72,767,935

(Gain) loss on the disposition of real estate	-	-	-	-	-	-	(17,529,762)	(401,557)	34,312	(17,897,007)	7,948,500	(495,369)	(10,443,876)
Other (income) expenses, net	(4,776,880)	-	(46,639)	(38,260)	(4,861,779)	897,007	144,157	(679)	(2,443,440)	(1,402,955)	2,078,479	3,061,538	(1,124,717)
Interest income	(9,026)	-	-	(1,337)	(10,363)	(43,726)	(503,453)	(17,821)	(2,544,200)	(3,109,200)	2,837,443	254,886	(27,234)
Interest expense	809,057	-	-	485,361	1,294,418	9,109,123	2,102,278	1,892,946	1,069,004	14,173,351	(4,287,815)	(428,037)	10,751,917
Net Income (Loss)	$4,196,367	$1,315,408	$316,522	$730,381	$6,558,678	$(9,745,930)	$15,695,911	$(2,110,741)	$(395,850)	$3,443,390	$(1,029,326)	$(3,028,899)	$5,943,843

	December 31, 2019
Total real estate investments, at cost	$436,556	$-	$-	$3,363,251	$3,799,807	$170,812,290	$56,031,842	$47,094,759	$-	$273,938,891	$(101,835,049)	$(4,001,932)	$171,901,717
Total Assets	$11,944,513	$3,568,922	$53,914	$3,800,324	$19,367,673	$171,002,164	$72,607,178	$57,947,400	$139,962,523	$441,519,265	$(255,710,994)	$(29,290,744)	$175,885,200

F-51

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2018
	Real Estate Services					Real Estate Operations					Eliminations
	Fund	Construction &	Property	Real Estate							Non-		CaliberCos Inc.
	Management	Development	Management	Brokerage	Total	Hospitality	Residential	Commercial	Diversified	Total	consolidated	Intercompany	& Subsidiaries
Revenues
Hospitality	$-	$-	$-	$-	$-	$50,866,351	$-	$-	$-	$50,866,351	$(1,525,012)	$-	$49,341,339
Construction and development	-	9,425,377	-	-	9,425,377	-	-	-	-	-	-	(4,795,034)	4,630,343
Real estate sales	-	-	-	6,289,200	6,289,200	-	-	-	-	-	-	-	6,289,200
Rental income	-	-	854	261,390	262,244	-	7,942,928	959,077	-	8,902,005	(4,196,239)	-	4,968,010
Fund management	8,381,850	-	-	-	8,381,850	-	-	-	-	-	-	(3,714,997)	4,666,853
Property management	-	-	476,381	552	476,933	-	60,252	-	-	60,252	(23,442)	(188,630)	325,113
Brokerage	-	-	-	1,892,329	1,892,329	-	-	-	-	-	-	(1,588,354)	303,975
Other	-	9,399	87,475	6,955	103,829	-	68,720	-	-	68,720	(25,242)	-	147,307
Total revenues	8,381,850	9,434,776	564,710	8,450,426	26,831,762	50,866,351	8,071,900	959,077	-	59,897,328	(5,769,935)	(10,287,015)	70,672,140

Expenses
Cost of sales - hospitality	-	-	-	-	-	20,142,966	-	-	-	20,142,966	(1,221,009)	-	18,921,957
Cost of sales - construction and development	-	8,824,608	-	-	8,824,608	-	-	-	-	-	-	(4,468,444)	4,356,164
Cost of sales - real estate	-	-	-	5,435,336	5,435,336	-	-	-	-	-	-	(107,764)	5,327,572
Cost of sales - brokerage	-	-	-	1,033,162	1,033,162	-	-	-	-	-	-	(926,590)	106,572
Operating costs	6,403,829	685,756	195,699	351,753	7,637,037	10,640,885	4,104,767	550,412	636,854	15,932,918	(3,472,544)	(470,900)	19,626,511
General and administrative	2,412,934	41,492	53,221	120,390	2,628,037	3,496,893	421,494	292,237	1,620,256	5,830,880	(2,429,284)	(521,460)	5,508,173
Marketing and advertising	487,814	2,275	31	12,934	503,054	3,897,823	250,961	40,726	76,658	4,266,168	(412,307)	-	4,356,915
Franchise fees	-	-	-	-	-	3,580,300	-	-	-	3,580,300	(17,151)	-	3,563,149
Management fees	-	-	1,075	16,519	17,594	3,919,837	363,795	234,518	1,039,150	5,557,300	(1,512,130)	(2,110,050)	1,952,714
Depreciation	85,783	-	-	248,345	334,128	6,662,663	2,311,874	270,841	-	9,245,378	(2,315,620)	(229,720)	7,034,166
Impairment	-	-	-	839,250	839,250	-	-	-	-	-	-	-	839,250
Total expenses	9,390,360	9,554,131	250,026	8,057,689	27,252,206	52,341,367	7,452,891	1,388,734	3,372,918	64,555,910	(11,380,045)	(8,834,928)	71,593,143

(Gain) on the disposition of real estate	-	-	-	-	-	-	(2,608,061)	(699,222)	-	(3,307,283)	3,307,283	-	-
Other (income) expenses, net	(28,571)	-	-	160	(28,411)	726,910	511,912	94,119	(2,383,746)	(1,050,805)	1,655,593	(269,847)	306,530
Interest income	-	-	-	(8,016)	(8,016)	(35,301)	(25,785)	-	(1,212,541)	(1,273,627)	1,212,706	27,287	(41,650)
Interest expense	939,314	-	-	572,916	1,512,230	9,805,722	2,046,067	1,309,209	1,291,004	14,452,002	(3,960,280)	(116,210)	11,887,742
Net Income (Loss)	$(1,919,253)	$(119,355)	$314,684	$(172,323)	$(1,896,247)	$(11,972,347)	$694,876	$(1,133,763)	$(1,067,635)	$(13,478,869)	$3,394,808	$(1,093,317)	$(13,073,625)

	December 31, 2018
Total real estate investments, at cost	$402,130	$-	$-	$4,683,456	$5,085,586	$145,182,322	$61,536,431	$23,966,138	$71,205	$230,756,096	$71,925,499	$(146,886,672)	$160,880,509
Total Assets	$6,235,856	$2,235,829	$39,161	$5,190,869	$13,701,715	$155,924,741	$60,679,262	$25,485,971	$74,962,350	$317,052,324	$(143,528,943)	$(15,090,299)	$172,134,797

F-52

CALIBERCOS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Subsequent Events

In addition to matters discussed above in Note 1 – Organization, Basis of Presentation and Liquidity and Note 11 – Commitments and Contingencies, the following is a summary of subsequent events through the date of this filing:

•	In February 2020, HMC and its existing hotel management agreements were acquired by Highgate. Highgate assumed HMC’s hotel management responsibilities for all our existing and future hotel assets.

•	On April 17, 2020, the board of directors and holders of shares of Series A of the Company approved and adopted that certain second certificate of amendment to the second amended and restated certificate of incorporation of the Company (“the “Second Amendment”). The amendments to the Second Amendment included, but not limited to, the following:

“Upon the determination of the board of directors of the Company that the value of the Class A common stock of the Company on a fully converted basis is at least $100 million, which determination must be supported by the valuation conducted by an independent audit firm, the Series A will automatically be converted into the number of shares of Class A common stock into which such shares of Series A would be converted on the date of such occurrence, in accordance with Section 4 of the Second Amendment. “

As such, simultaneously with the filing of the Second Amendment, the Company issued shares of Class A common stock to the Series A stockholders in connection with the conversion at a conversion rate of one and one-quarter shares of Class A common stock for every one share of Series A.

F-53

PART III INDEX TO EXHIBITS

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date

1.1	Engagement Letter dated December 5, 2019, by and between CaliberCos Inc. and SI Securities, LLC	†	1-A	024-11016	1.1	January 3, 2020

2.1	CaliberCos Inc. Second Amended and Restated Certificate of Incorporation	†	1-A	024-11016	2.1	January 3, 2020

2.1.1	CaliberCos Inc. Amendment to Second Amended and Restated Certificate of Incorporation	†	1-A	024-11016	2.1.1	January 3, 2020

2.1.2	CaliberCos Inc. Second Amendment to Second Amended and Restated Certificate of Incorporation	†	1-U	24R-00272	2.1.2	April 23, 2020

2.2	CaliberCos Inc. Bylaws	†	1-A	024-11016	2.2	June 13, 2019

2.3	Amendment No. 1 to CaliberCos Inc. Bylaws	†	1-A	024-11016	2.3	September 23, 2019

3.1	Stockholders’ Agreement dated September 21, 2018, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader	†	1-A	024-11016	3.1	June 13, 2019

3.2	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader	†	1-A	024-11016	3.2	June 13, 2019

3.3	Form of Warrant, exercise price of $1.70 (Tranche 1)	†	1-A	024-11016	3.3	June 13, 2019

3.4	Form of Warrant, exercise price of $2.00 (Tranche 2)	†	1-A	024-11016	3.4	June 13, 2019

4.1	Form of Subscription Agreement	†	1-A	024-11016	4.1	January 24, 2020

9

6.1	Amended and Restated 2017 Stock Incentive Plan	†	1-A	024-11016	6.1	June 13, 2019

6.2	Mortgage Note ($14,000,000) dated June 19, 2018, payable to Cerco Capital Inc.	†	1-A	024-11016	6.2	June 13, 2019

6.2.1	Guaranty of Recourse Obligations dated June 29, 2018, by Chris Loeffler and Jennifer Schrader, in favor of Cerco Capital Inc.	†	1-A	024-11016	6.2.1	June 13, 2019

6.3	Promissory Note ($62,245,000) dated September 2018, payable to RCC Real Estate, Inc.	†	1-A	024-11016	6.3	June 13, 2019

6.3.1	Guaranty of Recourse Obligations dated September 2018, by the Company, Jennifer Schrader, John C. Loeffler, II and Frank Heavlin, for the benefit of RCC Real Estate, Inc.	†	1-A	024-11016	6.3.1	June 13, 2019

6.4	Office Lease Agreement, by and among Pollock Gateway II LLC and the Company, dated July 13, 2018	†	1-A	024-11016	6.4	June 13, 2019

6.4.1	First Amendment to Office Lease Agreement, by and among Pollock Gateway II LLC and the Company, dated November 14, 2018	†	1-A	024-11016	6.4.1	June 13, 2019

6.5	Executive Employment Agreement dated January 1, 2019, by and among the Company and Jennifer Schrader	†	1-A	024-11016	6.5	August 19, 2019

6.6	Executive Employment Agreement dated January 1, 2019, by and among the Company and John C. Loeffler, II	†	1-A	024-11016	6.6	August 19, 2019

6.7	Executive Employment Agreement dated January 1, 2019, by and among the Company and Roy Bade	†	1-A	024-11016	6.7	August 19, 2019

6.8	Executive Employment Agreement dated January 1, 2019, by and among the Company and Jade Leung	†	1-A	024-11016	6.8	August 19, 2019

10

8.1	Form of Escrow Agreement by and among CaliberCos Inc., SI Securities, LLC and The Bryn Mawr Trust Company of Delaware	†	1-A	024-11016	8.1	January 3, 2020

11.1	Consent of Marcum LLP	X

12.1	Opinion of Manatt, Phelps & Phillips, LLP	†	1-A	024-11016	12.1	February 7, 2020

13.1	“Testing the Waters” Material	†	1-A	024-11016	13.1	February 5, 2020

15.1	Correspondence submitted by Manatt, Phelps & Phillips, LLP on behalf of CaliberCos Inc. and addressed to the U.S. Securities and Exchange Commission, dated November 15, 2018	†	1-A	024-11016	15.1	February 7, 2020

15.2	Correspondence submitted by Manatt, Phelps & Phillips, LLP on behalf of CaliberCos Inc. and addressed to the U.S. Securities and Exchange Commission, dated January 7, 2019	†	1-A	024-11016	15.2	February 7, 2020

15.3	Correspondence submitted by Manatt, Phelps & Phillips, LLP on behalf of CaliberCos Inc. and addressed to the U.S. Securities and Exchange Commission, dated March 4, 2019	†	1-A	024-11016	15.3	February 7, 2020

11

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 18, 2020.

CALIBERCOS INC.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler, II
Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ John C. Loeffler, II	Chief Executive Officer and Chairman of the Board	June 18, 2020
John C. Loeffler, II	(Principal Executive Officer)

/s/ Jennifer Schrader	Chief Operating Officer, Secretary and Director	June 18, 2020
Jennifer Schrader

/s/ Jade Leung	Chief Financial Officer	June 18, 2020
Jade Leung	(Principal Financial and Accounting Officer)

12